Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-176771

PROSPECTUS

MUSCLEPHARM CORPORATION

40,000,000 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 40,000,000 shares of our common stock, par value $0.001 per share, by the selling security holder (the “Selling Security Holder”), including 40,000,000 shares that will be issuable upon conversion of the Note by the Noteholder.

This offering will terminate thirty-six (36) months after the registration statement to which this prospectus is made a part is declared effective by the SEC.  The Noteholder will pay a conversion price equal to seventy percent (70%) of the lowest closing price of the common stock in the thirty (30) trading days immediately prior to conversion.  Any such conversion will be cashless, and will not require further payment from the Noteholder.

We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Security Holder.   We will bear all costs associated with this registration statement.

Our common stock is quoted on the OTCBB under the symbol “MSLP.OB.” The shares of our common stock registered hereunder are being offering for sale by the Selling Security Holder at prices established on the OTCBB during the term of this offering.  On September 23, 2011, the closing bid price of our common stock was $0.02 per share. These prices will fluctuate based on the demand for our common stock.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning on page 6.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 11, 2011

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities. This prospectus contains important information about us that you should read and consider carefully before you decide whether to invest in our common stock. If you have any questions regarding the information in this prospectus, please contact Brad Pyatt, our Chief Executive Officer, at: MusclePharm Corporation, 4721 Ironton Street, Denver, CO 80239, or by phone at (303) 396-6100.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. Before investing in our common stock, you should read this entire prospectus carefully, especially the sections entitled “Risk Factors” beginning on page 6 and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” beginning on page 26, as well our financial statements and related notes included elsewhere in this prospectus.  In this prospectus, the terms “MusclePharm,” “Company,” “we,” “us” and “our” refer to MusclePharm Corporation.

Overview

MusclePharm Corporation was initially incorporated in the State of Nevada on August 4, 2006, under the name Tone in Twenty, for the purpose of engaging in the business of providing personal fitness training using isometric techniques (“Tone in Twenty”).  Tone in Twenty was never able to raise the level of funding necessary to commence operations. On February 18, 2010, the Company acquired all of the issued and outstanding equity and voting interests of Muscle Pharm, LLC, a Colorado limited liability company, in exchange for 26,000,000 shares of the Company’s common stock.  The shares were issued pursuant to that certain Securities Exchange Agreement, dated February 1, 2010 (the “Securities Exchange Agreement”).  As a result of this transaction, Muscle Pharm, LLC became a wholly owned subsidiary of the Company.  The 26,000,000 shares represented approximately 99.7% of the common stock outstanding following the closing of this transaction.  As part of this transaction, the Company’s former President sold his 366,662 shares to Muscle Pharm, LLC for $25,000 and these shares were then cancelled.

As part of the Securities Exchange Agreement, the Company agreed to seek shareholder approval of an amendment to the Company’s Articles of Incorporation changing the name of the Company to “MusclePharm Corporation.”  This amendment was approved by a majority of the Company’s shareholders and the name change became effective on March 1, 2010.

MusclePharm currently manufactures and markets seven branded, high-quality sports nutrition products: Assault™, Battle Fuel™, Bullet Proof®, Combat Powder®, Shred Matrix®, and Re-con®.  These products are comprised of amino acids, herb, and proteins scientifically tested and proven as safe and effective for the overall health of athletes.  These nutritional supplements were created to enhance the effects of workouts, repair muscles, and nourish the body for optimal physical fitness.

Sales & Recent Developments

We sell our products both domestically and internationally.  With respect to our domestic sales, we started selling our products in the summer of 2009, in approximately 485 of The Vitamin Shoppes outlets, and currently sell into over 2500 General Nutrition Center (“GNC”) stores and will be launching our products in up to 400 Vitamin World retail stores.  In addition to the foregoing retail stores, we also sell domestically through several distributors and through over 100 Internet sites.  The primary domestic Internet site thought which we sell our products is Bodybuilding.com (“Body Building”), which is the largest online retailer of sports nutrition products in the United States.  Body Building awarded Muscle Pharm the title of the “best new brand for 2009,” and Muscle Pharm is now one of their top 10 best sellers.  Our largest domestic distributor is Europa Sports, Inc., which distributes to over 12,000 small stores and gym/workout chains.  During the third quarter of 2010, Lone Star Distribution, Inc. began distributing our products throughout the United States.

With respect to international sales, we started selling our products to GNC Canada during the third quarter of 2009.  We use several other international distributors, and we recently started working with Sportika Export, Inc., a large international distributor which covers approximately 120 countries, selling primarily to larger stores.

In 2010, our three largest customers were accounted for 42.05%, 11.78% and 9.25%, respectively of the Company’s sales.

Where You Can Find Us

Our principal executive office is located at 4721 Ironton Street, Denver, CO 80239, and our telephone number is (303)-396-6100.  Our Internet address is www.musclepharm.com.

The Offering

Common stock offered by selling security holder	40,000,000 shares of common stock issuable upon conversion of the Note by the Noteholder.

Common stock outstanding before the offering	307,964,602 common shares as of September 26, 2011.

Common stock outstanding after the offering	347,964,602 common shares, assuming full conversion of the Note.

Terms of the Offering	The Selling Security Holder will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering
The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) three years from the effective date of this Prospectus.

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Security Holder.

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 6.

OTCBB Symbol	MSLP.OB

This offering relates to the resale of up to 40,000,000 shares of our common stock, par value $0.001 per share, by the Selling Security Holder, including 40,000,000 shares that will be issuable upon conversion of the Note by the Noteholder.  The number of shares being registered in this registration statement would represent approximately 11.49% of the Company’s common stock then outstanding and approximately 12.55% of the Company’s common stock held by non-affiliates.

On June 7, 2011 (the “Closing Date”), we issued the Note to the Noteholder for a purchase price of $900,000.  Pursuant to the terms of the Note, the Company was expected to receive (i) $480,000 within three (3) business days of the Closing Date and (ii) $250,000 within 120 days’ notice of an effective registration statement on Form S-1 (the “Registration Statement”), provided that (a) the Registration Statement is filed within 20 days of the Closing Date and (b) the Registration Statement is declared effective no later than 135 days from the Closing Date, in accordance with the Registration Rights Agreement.

The Note bears a one-time interest rate of eight percent (8%) and has a maturity date of June 7, 2014.  Prepayment under the Note is not permitted, unless approved by the Noteholder.  Under the terms of the Note, the Noteholder is entitled, at its option, to convert all or part of the principal amount and accrued interest into shares of the Company’s common stock, par value $0.001 per share, at a conversion price equal to seventy percent (70%) of the lowest closing price of the Common Stock in the thirty (30) trading days immediately prior to the conversion, subject to adjustment in certain circumstances.

The Note is subject to various default provisions (an “Event of Default”), and the occurrence of such an Event of Default will cause the outstanding principal amount under the Note, together with accrued and unpaid interest and all other amounts payable under the Note, to become immediately due and payable to the Investor.

The Note contains a standard “blocker” provision so that the Investor shall not have the right to convert any portion of the Note to the extent that, after giving effect to such conversion, the Investor and its affiliates would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.

The total dollar value of the securities underlying the Note that have been registered for resale is $800,000, based on the Company’s closing bid price for its common stock of $0.02, as reported on the OTCBB on September 23, 2011.

We are relying on an exemption from the registration requirements of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.  The transaction does not involve a private offering, each Selling Security Holder is an “accredited investor” and the Selling Security Holder has access to information about the Company and their investment.

SUMMARY OF FINANCIAL INFORMATION

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

Summary of Statements of Operations

For the Three Months Ended June 30,(unaudited):
	2011	2010
Sales	$3,802,806	$468,109
Loss from operations	$(1,893,768)	$(2,875,377)
Other expense	$(5,542,854)	$(316,283)
Net loss	$(7,436,623)	$(3,191,660)
Net loss per common share - basic and diluted	$(0.04)	$(0.11)
Weighted average number of common shares outstanding - basic and diluted	201,864,655	29,247,811

For the Six Months Ended June 30,(unaudited):
	2011	2010
Sales	$7,320,580	$1,726,697
Loss from operations	$(2,980,993)	$(5,127,033)
Other expense	$(9,467,552)	$(674,343)
Net loss	$(12,448,545)	$(5,801,376)
Net loss per common share - basic and diluted	$(0.07)	$(0.21)
Weighted average number of common shares outstanding - basic and diluted	174,365,323	27,702,640

For the Years Ended December 31, (audited):
	2010	2009
Sales	$4,047,295	$1,017,916
Loss from operations	$(18,251,836)	$(1,811,082)
Other expense	$(1,317,500)	$(102,390)
Net loss	$(19,569,337)	$(1,913,472)
Net loss per common share - basic and diluted	$(0.48)	$(0.07)
Weighted average number of common shares outstanding - basic and diluted	41,141,549	25,914,615

Statement of Financial Position

At June 30, 2011 compared to December 31, 2010:
	June 30, 2011	December 31, 2010
	(unaudited)	(audited)
Cash	$517,811	$43,704
Total assets	$4,873,071	$2,720,981
Working Capital (Deficit)	$(7,037,918)	$(2,809,339)
Long term debt	$87,620	$250 000
Stockholders’ deficit	$(5,561,132)	$(1,744,667)

RISK FACTORS

The following discussion and analysis should be read in conjunction with the other financial information and consolidated financial statements and related notes appearing in this prospectus.  This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results will depend upon a number of factors beyond our control and could differ materially from those anticipated in the forward-looking statements. Some of these factors are discussed below and elsewhere in this prospectus.

OUR INDEPENDENT AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING.

In their report dated March 31, 2011, our independent auditors stated that our financial statements for the year ended December 31, 2010, were prepared assuming that we would continue as a going concern.  Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations and cash flow deficiencies since our inception.  Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans from various financial institutions or individuals where possible.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL TO CARRY OUT OUR BUSINESS PLAN.

We will need to raise additional capital to fund the growth of our business.  There is no guarantee that we will be able to access additional capital at rates and on terms which are attractive to us, if at all.  Without the additional funding needed to fund our growth we may not be able to grow as planned.

OUR FAILURE TO APPROPRIATELY RESPOND TO COMPETITIVE CHALLENGES, CHANGING CONSUMER PREFERENCES AND DEMAND FOR NEW PRODUCTS COULD SIGNIFICANTLY HARM OUR CUSTOMER RELATIONSHIPS AND PRODUCT SALES.

The nutritional sports supplement industry is characterized by intense competition for product offerings and rapid and frequent changes in consumer demand.  Our failure to accurately predict product trends could negatively impact our products and inventory levels and cause our revenues to decline.

Our success with any particular product offering (whether new or existing) depends upon a number of factors, including our ability to:

•	deliver products in a timely manner in sufficient volumes;

•	accurately anticipate customer needs;

•	differentiate our product offerings from those of our competitors; and

•	develop and/or acquire new products.

Products often have to be promoted heavily in stores or in the media to obtain visibility and consumer acceptance.  Acquiring distribution for products is difficult and often expensive due to slotting and other promotional charges mandated by retailers.  Products can take substantial periods of time to develop consumer awareness, consumer acceptance and sales volume.  Accordingly, some products fail to gain or maintain sufficient sales volume and as a result have to be discontinued.

OUR INDUSTRY IS HIGHLY COMPETITIVE, AND OUR FAILURE TO COMPETE EFFECTIVELY COULD ADVERSELY AFFECT OUR MARKET SHARE, FINANCIAL CONDITION AND FUTURE GROWTH.

The sports supplement industry is highly competitive with respect to:

•	Brand and product recognition

•	shelf space;

•	price

•	new product introductions; and

•	raw materials.

Several of our competitors are larger, more established and possess greater financial, personnel, distribution and other resources.  We face competition in the health food channel from a limited number of large nationally known manufacturers, private label brands and many smaller manufacturers of dietary supplements.

WE RELY ON A LIMITED NUMBER OF CUSTOMERS FOR A SUBSTANTIAL PORTION OF OUR SALES, AND THE LOSS OF OR MATERIAL REDUCTION IN PURCHASE VOLUME BY ANY OF THESE CUSTOMERS WOULD ADVERSELY AFFECT OUR SALES AND OPERATING RESULTS.

In 2008, three customers accounted for approximately 74% of net sales.  Our largest customer in 2008 represented 48% of our sales.  In 2009, four customers accounted for approximately 66% of our sales.  The largest customer in 2009 accounted for 20% of our sales.  During the year ended December 31, 2010, two customers accounted for approximately 54% of our sales.  The largest customer during this period was Bodybuilding.com, which accounted for approximately 42% of our sales.  The loss of any of our major customers, a significant reduction in purchases by any major customer, or, any serious financial difficulty of a major customer, could have a material adverse effect on our sales and results of operations.

ADVERSE PUBLICITY OR CONSUMER PERCEPTION OF OUR PRODUCTS AND ANY SIMILAR PRODUCTS DISTRIBUTED BY OTHERS COULD HARM OUR REPUTATION AND ADVERSELY AFFECT OUR SALES AND REVENUES.

We are highly dependent upon positive consumer perceptions of the safety and quality of our products as well as similar products distributed by other sports nutrition supplement companies.  Consumer perception of sports nutrition supplements and our products in particular can be substantially influenced by scientific research or findings, national media attention and other publicity about product use.  Adverse publicity from such sources regarding the safety, quality or efficacy of dietary supplements and our products could harm our reputation and results of operations.  The mere publication of reports asserting that such products may be harmful or questioning their efficacy could have a material adverse effect on our business, financial condition and results of operations, regardless of whether such reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products.

IF WE ARE UNABLE TO RETAIN KEY PERSONNEL, OUR ABILITY TO MANAGE OUR BUSINESS EFFECTIVELY AND CONTINUE OUR GROWTH COULD BE NEGATIVELY IMPACTED.

Key management employees include Brad J. Pyatt, Cory Gregory, Jeremy Deluca, Lawrence Meer, John Bluher and certain other individuals.  These key management employees are primarily responsible for our day-to-day operations, and we believe our success depends in large part on our ability to retain them and to continue to attract additional qualified individuals to our management team.  Currently, we do not have executed employment agreements with any of our key management employees.  The loss or limitation of the services of any of our key management employees or the inability to attract additional qualified personnel could have a material adverse effect on our business and results of operations.

OUR OPERATING RESULTS MAY FLUCTUATE, WHICH MAKES OUR RESULTS DIFFICULT TO PREDICT AND COULD CAUSE OUR RESULTS TO FALL SHORT OF EXPECTATIONS.

Our operating results may fluctuate as a result of a number of factors, many outside of our control.  As a result, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance.  Our quarterly, year-to-date, and annual expenses as a percentage of our revenues may differ significantly from our historical or projected rates.  Our operating results in future quarters may fall below expectations.  Each of the following factors may affect our operating results:

•	our ability to deliver products in a timely manner in sufficient volumes;

•	our ability to recognize product trends;

•	our loss of one or more significant customers;

•	the introduction of successful new products by our competitors; and

•	adverse media reports on the use or efficacy of sports nutrition supplements.

Because our business is changing and evolving, our historical operating results may not be useful to you in predicting our future operating results.

THE EFFECTS OF THE RECENT GLOBAL ECONOMIC CRISIS MAY IMPACT OUR BUSINESS, OPERATING RESULTS, OR FINANCIAL CONDITION.

The recent global economic crisis has caused disruptions and extreme volatility in global financial markets and increased rates of default and bankruptcy, and has impacted levels of consumer spending.  These macroeconomic developments could negatively affect our business, operating results, or financial condition.  For example, if consumer spending continues to decrease, this may result in lower sales.

OUR BUSINESS AND OPERATIONS ARE EXPERIENCING RAPID GROWTH.  IF WE FAIL TO EFFECTIVELY MANAGE OUR GROWTH, OUR BUSINESS AND OPERATING RESULTS COULD BE HARMED.

We have experienced and expect to continue to experience rapid growth in our operations, which has placed, and will continue to place, significant demands on our management, operational and financial infrastructure.  If we do not effectively manage our growth, we may fail to timely deliver products to our customers in sufficient volume or the quality of our products could suffer, which could negatively affect our operating results.  To effectively manage this growth, we will need to hire additional persons, particularly in sales and marketing, and we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures.  These additional employees, systems enhancements and improvements will require significant capital expenditures and management resources.  Failure to implement these improvements could hurt our ability to manage our growth and our financial position.

WE MAY BE EXPOSED TO MATERIAL PRODUCT LIABILITY CLAIMS, WHICH COULD INCREASE OUR COSTS AND ADVERSELY AFFECT OUR REPUTATION AND BUSINESS.

As a marketer and distributor of products designed for human consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury.  Our products consist of vitamins, minerals, herbs and other ingredients that are classified as dietary supplements and in most cases are not subject to pre-market regulatory approval in the United States or internationally.  Previously unknown adverse reactions resulting from human consumption of these ingredients could occur.

We have not had any product liability claims filed against us, but in the future we may be, subject to various product liability claims, including among others that our products had inadequate instructions for use, or inadequate warnings concerning possible side effects and interactions with other substances.  The cost of defense can be substantially higher than the cost of settlement even when claims are without merit.  The high cost to defend or settle product liability claims could have a material adverse effect on our business and operating results.

OUR INSURANCE COVERAGE OR THIRD PARTY INDEMNIFICATION RIGHTS MAY NOT BE SUFFICIENT TO COVER OUR LEGAL CLAIMS OR OTHER LOSSES THAT WE MAY INCUR IN THE FUTURE.

We maintain insurance, including property, general and product liability, and workers’ compensation to protect ourselves against potential loss exposures.  In the future, insurance coverage may not be available at adequate levels or on adequate terms to cover potential losses, including on terms that meet our customer’s requirements.  If insurance coverage is inadequate or unavailable, we may face claims that exceed coverage limits or that are not covered, which could increase our costs and adversely affect our operating results.

OUR INTELLECTUAL PROPERTY RIGHTS ARE VALUABLE, AND ANY INABILITY TO PROTECT THEM COULD REDUCE THE VALUE OF OUR PRODUCTS AND BRAND.

We have invested significant resources to protect our brands and intellectual property rights.  However, we may be unable or unwilling to strictly enforce our intellectual property rights, including our trademarks, from infringement.  Our failure to enforce our intellectual property rights could diminish the value of our brands and product offerings and harm our business and future growth prospects.

IN THE FUTURE WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY RIGHTS CLAIMS, WHICH ARE COSTLY TO DEFEND, COULD REQUIRE US TO PAY DAMAGES AND COULD LIMIT OUR ABILITY TO SELL SOME OF OUR PRODUCTS.

Although we have not been subject to any intellectual property litigation or infringement claims, we may be in the future, which could cause us to incur significant expenses to defend such claims, divert management’s attention or prevent us from manufacturing, selling or using some aspect of our products.  If we chose or are forced to settle such claims, we may be required to pay for a license to certain rights, paying royalties on both a retrospective and prospective basis, and/or cease our manufacturing and sale of certain products that are alleged to be infringing.  Future infringement claims against us by third parties may adversely impact our business, financial condition and results of operations.

WE RELY ON HIGHLY SKILLED PERSONNEL AND, IF WE ARE UNABLE TO RETAIN OR MOTIVATE KEY PERSONNEL, HIRE QUALIFIED PERSONNEL, WE MAY NOT BE ABLE TO GROW EFFECTIVELY.

Our performance largely depends on the talents and efforts of highly skilled individuals.  Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization, particularly sales and marketing.  Competition in our industry for qualified employees is intense.  In addition, our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating our existing employees.  Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

WE MAY EXPERIENCE GREATER THAN EXPECTED PRODUCT RETURNS, WHICH MIGHT ADVERSELY AFFECT OUR SALES AND RESULTS OF OPERATIONS.

Product returns are a customary part of our business.  While customers generally do not have an absolute right of return, products may be returned for various reasons, including expiration dates or lack of sufficient sales volume.  In addition, we may experience significantly more returns as a result of a loss of a customer account or the purchase of one customer by another.  If product returns greatly exceeded our estimates, our revenues and results of operations would be adversely affected.

A SHORTAGE IN THE SUPPLY OF KEY RAW MATERIALS COULD INCREASE OUR COSTS OR ADVERSELY AFFECT OUR SALES AND REVENUES.

We obtain all of our raw materials from third-party suppliers with whom we do not have significant long-term supply contracts.  Since all of the ingredients in our products are commonly used, we have not experienced any shortages or delays in obtaining raw materials.  If things changed, shortages could result in materially higher raw material prices or adversely affect our ability to manufacture a product.  Price increases from a supplier would directly affect our profitability if we are not able to pass price increases on to customers.  Our inability to obtain adequate supplies of raw materials in a timely manner or a material increase in the price of our raw materials could have a material adverse effect on our business, financial condition and results of operations.

BECAUSE WE ARE SUBJECT TO NUMEROUS LAWS AND REGULATIONS, AND WE MAY BECOME INVOLVED IN LITIGATION FROM TIME TO TIME, WE COULD INCUR SUBSTANTIAL JUDGMENTS, FINES, LEGAL FEES AND OTHER COSTS.

Our industry is highly regulated.  The manufacturing, labeling and advertising for our products are regulated by various federal, state and local agencies as well as those of each foreign country to which we distribute.  These governmental authorities may commence regulatory or legal proceedings, which could restrict the permissible scope of our product claims or the ability to manufacture and sell our products in the future.  The FDA regulates our products to ensure that the products are not adulterated or misbranded.  Failure to comply with FDA requirements may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions.  Our advertising is subject to regulation by the FTC under the FTCA.  In recent years the FTC has initiated numerous investigations of dietary supplement and weight loss products and companies.  Additionally, some states also permit advertising and labeling laws to be enforced by private attorney generals, who may seek relief for consumers, seek class action certifications, seek class wide damages and product recalls of products sold by us.  Any of these types of adverse actions against us by governmental authorities or private litigants could have a material adverse effect on our business, financial condition and results of operations.

Other Risks Factors

WE MAY, IN THE FUTURE, ISSUE ADDITIONAL COMMON SHARES, WHICH WOULD REDUCE INVESTORS’ PERCENT OF OWNERSHIP AND MAY DILUTE OUR SHARE VALUE.

Our Articles of Incorporation authorize the issuance of 500,000,000 shares of common stock and 5,000,000 shares of Series A Convertible Preferred Stock and 10,000,000 shares of blank check preferred stock.  The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders.  We may value any common stock issued in the future on an arbitrary basis.  The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

OUR COMMON STOCK IS QUOTED ON THE OTCBB, WHICH MAY HAVE AN UNFAVORABLE IMPACT ON OUR STOCK PRICE AND LIQUIDITY.

Our common stock is quoted on the OTCBB.  The OTCBB is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTCBB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

OUR COMMON SHARES ARE SUBJECT TO THE “PENNY STOCK” RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The U.S. Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.

For any transaction involving a penny stock, unless exempt, the rules require:

(a)	that a broker or dealer approve a person’s account for transactions in penny stocks; and

(b)	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person; and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common shares and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

LIABILITY OF DIRECTORS FOR BREACH OF DUTY OF CARE IS LIMITED.

According to Nevada law (NRS 78.138(7)), all Nevada corporations limit the liability of directors and officers, including acts not in good faith. Our stockholders’ ability to recover damages for fiduciary breaches may be reduced by this statute.  In addition, we are obligated to indemnify our directors and officers regarding stockholder suits which they successfully defend (NRS 78.7502).

BECAUSE WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON OUR COMMON STOCK, OUR STOCKHOLDERS WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR SHARES UNLESS THEY SELL THEM.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.  Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.  There is no assurance that stockholders will be able to sell shares when desired.

WE WILL INCUR ONGOING COSTS AND EXPENSES FOR SEC REPORTING AND COMPLIANCE, AND WITHOUT REVENUE WE MAY NOT BE ABLE TO REMAIN IN COMPLIANCE WITH THE SEC, MAKING IT DIFFICULT FOR INVESTORS TO SELL THEIR SHARES, IF AT ALL.

To remain eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC. Market Makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement.  Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time.  In order for us to remain in compliance we will require future revenues to cover the cost of these filings, which could comprise a substantial portion of our available cash resources.  If we are unable to generate sufficient revenues to remain in compliance it may be difficult for you to resell any shares you may purchase, if at all.

THE NOTEHOLDER OF THE CONVERTIBLE NOTE HAS THE OPTION OF CONVERTING THE CONVERTIBLE NOTE INTO SHARES OF OUR COMMON STOCK. IF THE CONVERTIBLE NOTE IS CONVERTED, THERE WILL BE DILUTION OF YOUR SHARES OF OUR COMMON STOCK.

We are registering 40,000,000 shares of common stock underlying the Note that may be available for future sale and the sale of these shares may depress the market price of our common stock.

THE NOTEHOLDER WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE FOR OUR COMMON STOCK.

The common stock to be issued to the Noteholder pursuant to the terms of the Note will be purchased at 70% of the lowest closing price of the common stock in the 30 trading days immediately prior to any conversion.  The Noteholder has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price.  If the Noteholder sells the shares, the price of our common stock could decrease. If our stock price decreases, the Noteholder may have a further incentive to sell the shares of our common stock that it holds.  These sales may have a further impact on our stock price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition and results of operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes, “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. Those that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements, involve a number of risks, uncertainties (some of which are beyond the Company's control) or other assumptions.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the Selling Security Holder.

DETERMINATION OF OFFERING PRICE

Our common stock currently trades on the OTCBB under the symbol “MSLP.OB”.  The offering price of $0.02 has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, on the basis of the closing bid price of common stock of the registrant as reported on the OTCBB on September 23, 2011.

SELLING SECURITY HOLDERS

The following table sets forth the name of the Selling Security Holder, the number of shares of common stock beneficially owned by the Selling Security Holder as of the date hereof and the number of shares of common stock being offered by the Selling Security Holder.  The shares being offered hereby are being registered to permit public secondary trading, and the Selling Security Holder may offer all or part of the shares for resale from time to time.  However, the Selling Security Holder is under no obligation to sell all or any portion of such shares nor is the Selling Security Holder obligated to sell any shares immediately upon effectiveness of this prospectus.  All information with respect to share ownership has been furnished by the Selling Security Holder.  The “Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

Name	Shares Beneficially Owned Prior To Offering	Percent Beneficially Owned Prior to Offering (1)	Shares to be Offered	Amount Beneficially Owned After Offering (2)	Percent Beneficially Owned After Offering(2)
JMJ Financial (3)	40,000,000	11.49%	40,000,000	0	0%

(1)
This percentage is based on a total of 347,964,602 shares, which includes the 40,000,000 shares being offered and the 307,964,602 shares of common stock issued and outstanding as of September 26, 2011.

(2)	The number assumes the Selling Security Holder sells all of the common shares being offering pursuant to this prospectus.

(3)
JMJ Financial is a proprietorship organized and existing under the laws of State of Florida. Justin Keener is the principal of JMJ Financial and, acting alone, has voting and dispositive power over the shares beneficially owned by JMJ Financial.

PLAN OF DISTRIBUTION

The Selling Security Holder and any of its respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Security Holder may use any one or more of the following methods when selling shares of our common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales after this registration statement becomes effective;

•	broker-dealers may agree with the Selling Security Holder to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Security Holder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The Selling Security Holder will have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

To the extent permitted by law, the Selling Security Holder may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Any underwriters, agents, or broker-dealers, and any selling shareholders who are affiliates of broker-dealers that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling security holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.  We know of no existing arrangements between any of the Selling Security Holder and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation.  See “Selling Security Holders” for description of any material relationship that a stockholder has with us and the description of such relationship.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Security Holder.  The Selling Security Holder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Security Holder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of Selling Security Holders to include the pledgee, transferee or other successors in interest as Selling Security Holders under this prospectus.

The Selling Security Holder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Security Holders to include the pledgee, transferee or other successors in interest as Selling Security Holders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of our common stock. Otherwise, all discounts, commissions or fees incurred in connection with the sale of our common stock offered hereby will be paid by the Selling Security Holders.

Each of the Selling Security Holders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of our common stock by any Selling Security Holder. We will file a supplement to this prospectus if a Selling Security Holder enters into a material arrangement with a broker-dealer for sale of our common stock being registered. If the Selling Security Holders use this prospectus for any sale of the shares of our common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the Selling Security Holders.  The Selling Security Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 (307,964,602 of which are issued and outstanding as of September 26, 2011), 5,000,000 Shares of Series A Convertible Preferred Stock (0 of which are issued and outstanding as of September 26, 2011), and 51 shares of Series B Preferred Stock (51 of which are issued and outstanding as of September 26, 2011). The Company also has 9,999,949 shares of blank check preferred stock authorized.  Our preferred stock and/or common stock may be issued from time to time without prior approval by our stockholders.  Our preferred stock and/or common stock may be issued for such consideration as may be fixed from time to time by our board of directors.  Our board of directors may issue such shares of our preferred stock and/or common stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

Common Stock

The Company, a Nevada corporation, is authorized to issue 500,000,000 shares of common stock, $0.001 par value.  The holders of common stock: (i) have equal rights to dividends from funds legally available therefore, ratably when as and if declared by the Company’s Board of Directors; (ii) are entitled to share ratably in all assets of the Company available for distribution to holders of common stock upon liquidation, dissolution, or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; (iv) are entitled to one non-cumulative vote per share of common stock, on all matters which shareholders may vote on at all meetings of shareholders; and (v) the holders of common stock have no conversion, preemptive or other subscription rights.  There is no cumulative voting for the election of directors.  As of September 26, 2011, there were 307,964,602 shares of common stock outstanding.   Each holder of our common stock is entitled to one vote for each share of our common stock held on all matters submitted to a vote of stockholders.

Series A Convertible Preferred Stock

As of September 26, 2011, there were 5,000,000 shares of Series A Convertible Preferred Stock designated and 0 shares of Series A Convertible Preferred Stock issued and outstanding.  According to the Certificate of Designation filed with the Nevada Secretary of State, these shares are non-voting, and have no dividend or liquidation rights.  Each share is convertible into two hundred (200) shares of common stock, provided, however, no holder of the Series A Convertible preferred stock will have the right to convert any of such shares to the extent that after giving effect to such conversion, the beneficial owner of such shares would beneficially own in excess of 4.9% of the shares of the common stock outstanding immediately after giving effect to such conversion.

Series B Preferred Stock

As of September 26, 2011, there were 51 shares of Series B Preferred Stock designated and 51 shares of Series B Preferred Stock issued and outstanding.  According to the Certificate of Designation filed with the Nevada Secretary of State, these shares have no dividend rights, liquidation rights on a pro rata basis, no conversion rights and rank senior to the Company’s common stock.  Each one (1) share of Series B Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding common stock eligible to vote at the time of the respective vote (the “Numerator”). divided by (y) 0.49, minus (z) the Numerator.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements of the Company included in this prospectus and in the registration statement have been audited by Schumacher and Associates, Inc., Certified Public Accountants for the year ended December 31, 2009, and Berman & Company, P.A., Certified Public Accountants, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The validity of the issuance of the common stock hereby will be passed upon for us by Lucosky Brookman LLP.

DESCRIPTION OF BUSINESS

General

Headquartered in Denver, Colorado, MusclePharm is a rapidly expanding healthy life-style company that develops and manufactures a full line of National Sanitation Foundation International and scientifically approved, nutritional supplements that are 100% free of any banned substances. Based on years of research, MusclePharm products are created through an advanced six-stage research protocol involving the expertise of top nutritional scientists and field tested by more than 100 elite professional athletes from various sports including the National Football League, mixed martial arts, and Major League Baseball.  The Company’s propriety and award winning products address all categories of an active lifestyle including muscle building, weight loss, and maintaining general fitness through a daily nutritional supplement regimen.  MusclePharm is sold in over 120 countries and available in over 5,000 U.S. retail outlets, including GNC and Vitamin Shoppe.  The Company also sells its products in over 100 online stores, including bodybuilding.com, amazon.com and vitacost.com.

Business Strategy

Our primary focus at the current time is on the following:

1.	Increase our distribution and sales;

2.	Conduct additional testing of the safety and efficacy of our products; and

3.	Hire additional key employees to continue to strengthen the company

The Sports Nutrition and High Energy Supplement Market

The Sports Nutrition and High Energy Supplement Market is comprised of sports beverages, sports food and sports supplements.  According to BCC Research’s 2008 Global Research Report, sports beverages maintain the largest market share with $24.9 billion in annual sales in 2007, the sports food segment had $1.2 billion in annual sales and the sports supplement segment had 2007 annual sales of $1.1 billion.  BCC projected that the sports supplement sales would reach $2.3 billion by 2013.

According to BCC Research, the United States is the largest consumer market for sports nutrition products, with annual sales reaching $22 billion in 2007, and projected sales of $29 billion in 2013.  Western Europe and Japan are the second and third largest consumers of sports nutrition products.  The key market drivers for sports nutrition products are taste, price, and variety and brand loyalty.  In recent years, the consumption of sports nutrition products has shifted to mainstream consumers who have become the key drivers of growth within the industry.

Current Products

We currently offer twelve products: Assault™, Battle Fuel™, Bullet Proof™, Combat Powder®, MuscleGel®, Shred Matrix®, Re-con™, Armor-V™, BCAA 3:1:2™, ZMA Max™, Glutamine and Creatine.  Our products are comprised of amino acids, herbs and proteins scientifically tested and proven as safe and effective for the overall health of athletes.  These nutritional supplements were created to enhance the effects of workouts, repair muscles, and nourish the body for optimal physical fitness.  Following is a brief description of each of our products:

Assault™

Pre-Performance Amplifier

•	Fuels power for long-lasting energy;

•	Enhances focus; and

•	Builds lean muscle mass.

Assault™ helps fight fatigue, boost performance, build muscle, increase intensity, hydrate muscles and feed muscles valuable, clinically-proven nutrients such as ConCrete, Beta Alanine, BCAAs and Cinnulin.  Assault™ is a safe pre-workout formula that increases strength, aerobic and anaerobic performance, reduces stomach fat and meets NFS and Informed Choice product standards for being free of banned substances.

Battle Fuel™

Maximizes Workout Performance with No Side Effects

•	Increases Aggression and Focus;

•	Boosts Testosterone and Feeds Anabolism; and

•	Promotes Cellular Health and Recovery

Battle Fuel helps you increase lean mass and strength, improve endurance and energy levels, naturally detoxify and enhance aggressive mental focus.  For many athletes, Battle Fuel delivers that edge that their workout has been missing.  The herbal formula enhances and supports all things masculine to drive strength, power and lean muscle mass development.  Battle Fuel also assists with recovery through an intense combination of cleansing agents and natural elements that reduce fatigue and improve cellular immunity.

Bullet Proof™

Advanced Nighttime Recovery System

•	Promotes Deep Sleep To Maximize Repair;

•	Optimizes Anabolic/Anti-Catabolic Environment; and

•	Stimulates Growth Hormone/Testosterone Output.

Bullet Proof™ helps increase recovery effectiveness and hormonal up-regulation, improve lean muscle tissue growth and help relieve some forms of pain.  Deep nourishing sleep is the athlete’s best friend for the long-term building of strength, mass and speed.  During this rest period, key ingredients like our proprietary blend of essential amino acids, beta alanine and ZMA MAX™ are hard at work repairing tissue and staving off muscle breakdown.  Other ingredients boost your immune system and reduce swelling, preparing the body for that next hard work out.

Combat Powder®

Feeds Muscle Up To 8 Hours

•	Technologically Advanced Protein Superfood;

•	Enhances Digestion of Nutrients; and

•	Maximizes Adaptive Response to Hard Training.

Combat helps the body receive 25 grams of high quality protein, fuel fat loss, support healthy body composition, nourish lean muscle and speed up recovery.  Combat is designed to help fill the gap in nutrition that athletes and super-active people may experience, to ensure their bodies are growing and recovering.  The staggered absorption rate of the five different protein components guarantees a complete eight-hour nutrient infusion.

MuscleGel®

Delicious On-The-Go Protein and Nutrition

•	Stay Leaner and Be Healthier;

•	Proteins Absorb Into Body Easier; and

•	Nutritious and Easy To Enjoy.

MuscleGel® helps you receive more of the nutrients your body needs every day, shed pounds and fat and enjoy the convenience of the ready-to-eat packs.  Packed full of different proteins like “building block” amino acids, MuscleGel’s patented Pro-Fusion Technology gel format yields a fast-absorbing, highly bio-available source of next generation fitness food.  For protein, carbohydrates and vitamins, MuscleGel delivers.  It works on-the-go, fills athletes up quickly and streams right to those parts of an athletes’ body where nutrients are needed most.

SHRED Matrix®

Multi Level Weight Loss System

•	Ramps up your metabolism;

•	Suppresses hunger and cravings; and

•	Burns fat through all-natural herbs.

SHRED Matrix is superior for burning fat naturally, counteracting mood swings and helping athletes stay focused on weight loss and quick results.  This 8-Stage Weight Loss System was specifically made for athletes and people who exercise regularly.  As a total body diet, it sheds pounds, burns fat cells and attacks fat loss from every angle.  While natural fat burners are at work, proven ingredients like Sugar Stop™ and the enzyme aid matrix keep athletes’ appetites in check.  Additionally, the formula is tuned so users won’t experience jitters or a crash.

Re-con®

Post-Workout Recharger

•	Optimize your “anabolic window”;

•	Promote Post Workout Growth & Repair; and

•	Replenish Vital Nutrients.

Re-con helps athletes recover quicker and more effectively, repair muscle cells, feed the  body nutrients and grow stronger with ingredients like BCAAs, EAAs, cellular detoxifiers, muscle-loading carbohydrates and stress hormone regulators.  This maximizes an athlete’s anabolic window, the post-workout phase where the body repairs and rebuilds tissue.  Re-con nourishes and promotes growth from every angle, delivering proteins and nutritious elements in their ideal forms.

Armor-V™

Advanced Multi-Vitamin Complex

•	Complete Source of Vitamins and Minerals;

•	Total Immune System Support; and

•	Added B Vitamins and Probiotics.

Armor-V helps athletes receive a full dose of important vitamins and minerals, keeps vital organs such as the liver clean of toxins, recover faster and keep the body’s hormones balanced.  This system was designed to meet the standards of high-performance athletes, who need a dedicated source of vitamins and minerals.  Loaded with anti-oxidants and system optimizers derived from fruits and vegetables, Armor-V brings together organic, herbal and natural ingredients into a multi-nutrient complex that benefits active bodies.

BCAA 3:1:2™

Rapidly Absorbed Branched Chain Amino Acid Complex

•	Delivers BCAAs Before and After Workout;

•	Minimizes Muscle Damage; and

•	100% Pharmaceutical Grade.

BCAA helps athletes receive ideal amounts of the Branched Chain Amino Acids (BCAA) Leucine, Isoleucine and Valine, from this patented ratio of 3:1:2, promote muscle development and maintenance, increase lean body mass and spur weight loss.  BCAAs are part of the group of essential amino acids a body needs.  Our patented 3:1:2 ratio is designed to release the ideal amounts of each amino acid both before and after a workout.  This prevents muscle breakdown and leads to gains in body mass without losing weight.

ZMA Max™

Anabolic Mineral Support Formula with Fenugreek®

•	Increases Testosterone;

•	Promotes Deep, Healing Sleep; and

•	Supports Healthy Libido Function.

MusclePharm ZMA Max supports muscle growth and recovery, promotes deeper and more efficient sleep to maximize healing, tissue repair, anabolic hormone production and testosterone levels.  It delivers the benefits of precise dosages and ZMA ingredient ratios and adds the synergistic effects of clinically-proven Fenugreek to support the balance of cholesterol levels, as well as increase of healthy libido function in women and men.

MP Glutamine

Rapidly Absorbed Glutamine Complex

•	Increase Recovery Time;

•	Enhance Muscle Growth; and

•	100% Pharmaceutical Grade.

MusclePharm Core Series MP Glutamine supplement increases whole body glutamine status by enhancing an athlete’s uptake, bioavailability and digestion.  Feeding the body a dedicated source of glutamine ultimately provides optimal muscle-tissue saturation through an exclusive array of three pure yet diverse nutritional glutamine complexes that deliver a substantial range of benefits.  MP Glutamine helps athletes rehydrate, rebuild and recover from even the toughest of workouts quicker and more efficiently.

Creatine

Five Superior Blends of Creatine

•	Promote Strength, Power and Endurance;

•	No Loading; and

•	100% Pharmaceutical Quality.

MusclePharm MP Core Series Creatine increases creatine status by enhancing uptake and bioavailability while fueling stamina, strength and lean muscle growth.  Many athletes who engage in high-intensity/short duration exercises like weightlifting use creatine.  The clinically-proven ingredient Cinnulin heightens absorption, which assists our five pure and diverse creatine complexes, delivering a range of benefits will launch directly into muscles. MP Creatine increases explosive energy, ATP energy and overall power.

We sell our products both domestically and internationally.  With respect to our domestic sales, we started selling our products in the summer of 2009, in approximately 485 of The Vitamin Shoppes outlets.  Currently, we sell our products into over 2500 GNC stores and we expect to launch our products in up to 400 Vitamin World retail stores by the end of 2011.  In addition to the foregoing retail stores, we also sell domestically through several distributors and over 100 Internet sites.  The primary domestic Internet site thought which we sell our products is Bodybuilding.com (“Body Building”), which is the largest online retailer of sports nutrition products in the United States.  Body Building awarded MusclePharm the title of the “best new brand for 2009,” and MusclePharm is now one of their top 10 best-sellers.  We also work with other large distributors who have begun to place the Company’s product in small retail stores and gyms across the United States.

With respect to international sales, we started selling our products to GNC Canada during the third quarter of 2009.  We use several other international distributors, and we also just started working with a large international distributor which covers approximately 120 countries, selling primarily to larger stores.

Marketing Strategy

Our core marketing strategy is to brand MusclePharm as the “must have” nutritional supplement line for high performance athletes.  We want to be known as the athlete’s company, run by athletes with products for athletes. We have endorsements from over 50 UFC fighters, several well-known NFL players, as well as top X-Game and fitness athletes.  Athletes are considered role models and many people strive to emulate their fitness and well-being regimen.  The objective of these athletic endorsements is to build both consumer awareness and confidence and to drive consumer demand for our products in the market.

The fighters we sponsor wear our brand on their uniforms and we also advertise at the Ultimate Fighting Championship events.  In 2011, we launched a website that will tap into the social networking world and we believe, further expand our brand and consumer awareness.

The Company is also currently engaged in various in-store promotions, including point-of-purchase stands, aisle displays in our retail outlets, as well as sample demonstrations and athlete appearances in GNC and Vitamin Shoppe locations.

Research and Development

Each and every product sold by MusclePharm is the end result of a long development process involving leading nutrition scientists, doctors, and top professional athletes.

We utilize our state-of-the-art Sports Science Center to evaluate and perfect each of our unique supplement formulas.  Our facility is complete with a full testing-lab, physical therapy rooms, HydroWorx® pool, astro-turf field and full workout facility.  The Company believes this hands-on approach to research and development helps us to deliver consumers superior, safe and more effective products than those of our competitors.

Manufacturing and Product Quality

We are committed to produce and sell highly efficacious products that can be trusted for their quality and safety.  To date, our products have been outsourced to a third party manufacturer where the products are manufactured in full compliance with the Good Manufacturing Practice standards set by the Food & Drug Administration.

Trademarks and Patents

We regard our trademarks and other proprietary rights as valuable assets and we believe that protecting our key trademarks is crucial to our business strategy of building strong brand name recognition and that such trademarks have significant value in the marketing of our products.

Our policy is to pursue registrations for all of the trademarks associated with our products.  Federally registered trademarks have a perpetual life, provided that they are maintained and renewed on a timely basis and used correctly as trademarks, subject to the rights of third parties to attempt to cancel a trademark if priority is claimed or there is confusion of usage.  We rely on common law trademark rights to protect our unregistered trademarks.  Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States.  Furthermore, the protection available, if any, in foreign jurisdictions may not be as extensive as the protection available to us in the United States.

Although we seek to ensure that we do not infringe on the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us.

Competition

The sports nutrition business is highly competitive.  Competition is based primarily on quality and assortment of products, marketing support, and availability of new products.  Currently, our main competitors are three private companies: Optimum Nutrition, Inc. (“Optimum”), Iovate Health Sciences, Inc. (“IHS”), and Bio-Engineered Supplements and Nutrition, Inc. (“BSN”).  Optimum is a wholly owned subsidiary of Glanbia Nutritionals, Inc., an international nutritional ingredients group.  Optimum owns and operates two brands of nutritional supplements (Optimum Nutrition and American Body Building), providing a line of products across multiple categories.  IHS is a nutritional supplement company that delivers a range of products to the nutritional marketplace.  Headquartered in Oakville, Ontario, Canada, IHS’s line of products can be found in major retail stores and include such brands as Hydroxy-Cut™, Cell-Tech™, Six Star Nutrition™.  BSN is also a sports nutrition leader whose top products include No-Explode™ and Syntha Six Protein™.

MusclePharm intends to compete by aggressively marketing our brand, emphasizing our relationships with professional athletes, and utilizing our relationships with those athletes, retail outlets and industry publications and relying on the strength of the science behind MusclePharm products.

Regulatory Matters

The manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products are subject to regulation by numerous governmental agencies.  Our products are subject to regulation by, among other regulatory entities, the Consumer Product Safety Commission (CPSC), the U.S. Department of Agriculture (USDA), the Environmental Protection Agency (EPA) and the U.S.  Food and Drug Administration (FDA).  Advertising and other forms of promotion and methods of marketing are subject to regulation primarily by the U.S.  Federal Trade Commission (FTC), which regulates these activities under the Federal Trade Commission Act (FTCA).  The manufacture, labeling and advertising of our products are also regulated by various state and local agencies as well as those of each foreign country to which we distribute our products.

The Dietary Supplement Health and Education Act of 1994 (DSHEA) revised the provisions of the Federal Food, Drug, and Cosmetic Act (FFDC Act) concerning the regulation of dietary supplements.  All of the products we market are regulated as dietary supplements under the FFDC Act.

Under the current provisions of the FFDC Act, there are four categories of claims that pertain to the regulation of dietary supplements.  Health claims are claims that describe the relationship between a nutrient or dietary ingredient and a disease or health related condition and can be made on the labeling of dietary supplements if supported by significant scientific agreement and authorized by the FDA in advance via notice and comment rulemaking.  Nutrient content claims describe the nutritional value of the product and may be made if defined by the FDA through notice and comment rulemaking and if one serving of the product meets the definition.  Statements of nutritional support or product performance, which are permitted on labeling of dietary supplements without FDA pre-approval, are defined to include statements that: (i) claim a benefit related to a classical nutrient deficiency disease and disclose the prevalence of such disease in the United States; (ii) describe the role of a nutrient or dietary ingredient intended to affect the structure or function in humans; (iii) characterize the documented mechanism by which a dietary ingredient acts to maintain such structure or function; or (iv) describe general well-being from consumption of a nutrient or dietary ingredient.  In order to make a nutritional support claim, the marketer must possess adequate substantiation to demonstrate that the claim is not false or misleading and if the claim is for a dietary ingredient that does not provide traditional nutritional value, prominent disclosure of the lack of FDA review of the relevant statement and notification to the FDA of the claim is required.  Drug claims are representations that a product is intended to diagnose, mitigate, treat, cure or prevent a disease.  Drug claims are prohibited from use in the labeling of dietary supplements.

Claims made for our dietary supplement products may include statements of nutritional support and health and nutrient content claims when authorized by the FDA or otherwise allowed by law.  The FDA’s interpretation of what constitutes an acceptable statement of nutritional support may change in the future thereby requiring that we revise our labeling.  In addition, a dietary supplement that contains a new dietary ingredient (i.e., one not on the market before October 15, 1994) must have a history of use or other evidence of safety establishing that it is reasonably expected to be safe.  The manufacturer must notify the FDA at least 75 days before marketing products containing new dietary ingredients and provide the FDA the information upon which the manufacturer based its conclusion that the product has a reasonable expectation of safety.  There is no assurance that the FDA will accept the evidence of safety for any new dietary ingredients that we may wish to market, and the FDA’s refusal to accept that evidence could prevent the marketing of the new dietary ingredients and dietary supplements containing a new dietary ingredient.

Our dietary supplements must comply with the Dietary Supplement and Nonprescription Drug Consumer Protection Act, which became effective on December 22, 2007.  This Act amends the FFDC Act to mandate the reporting of serious adverse events received by us to the FDA.

The FDA has also announced its intention to promulgate new GMPs specific to dietary supplements, to fully enforce DSHEA and monitor compliance with the Bioterrorism Act of 2002.

Our failure to comply with applicable FDA regulatory requirements could result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions.  We intend to comply with the new GMPs once they are adopted.  The new GMPs, predicted to be finalized shortly, would be more detailed and stringent than the GMPs that currently apply to dietary supplements and may, among other things, require dietary supplements to be prepared, packaged, produced and held in compliance with regulations similar to the GMP regulations for drugs.  There can be no assurance that, if the FDA adopts GMP regulations for dietary supplements, we will be able to comply with the new regulations without incurring a substantial expense.

As a result of our efforts to comply with applicable statutes and regulations in the United States and elsewhere, we have from time to time reformulated, eliminated or relabeled certain of our products and revised certain advertising claims.  We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future.  They could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not capable of reformulation, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling, and/or scientific substantiation.  Any or all of such requirements could have a material adverse effect on our business, financial condition and results of operations.

Our advertising of dietary supplement products is subject to regulation by the FTC under the FTCA.  Section 5 of the FTCA prohibits unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce.  Section 12 of the FTCA provides that the dissemination or the causing to be disseminated of any false advertisement pertaining to drugs or foods, which would include dietary supplements, is an unfair or deceptive act or practice.  Under the FTC’s Substantiation Doctrine, an advertiser is required to have a “reasonable basis” for all objective product claims before the claims are made.  Failure to adequately substantiate claims may be considered either deceptive or unfair practices.  Pursuant to this FTC requirement, we are required to have adequate substantiation for all material advertising claims made for our products.

On November 18, 1998, the FTC issued “Dietary Supplements: An Advertising Guide for Industry.”  This guide provides marketers of dietary supplements with guidelines on applying FTC law to dietary supplement advertising.  It includes examples of the principles that should be used when interpreting and substantiating dietary supplement advertising.  Although the guide provides additional explanation, it does not substantively change the FTC’s existing policy that all supplement marketers have an obligation to ensure that claims are presented truthfully and to verify the adequacy of the support behind such claims.  Our outside counsel reviews our advertising claims for compliance with FTC requirements.

The FTC has a variety of processes and remedies available to it for enforcement, both administratively and judicially, including compulsory process, cease and desist orders and injunctions.  FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, divestiture of assets, rescission of contracts and such other relief as may be deemed necessary.  A violation of such orders could have a material adverse effect on our business, financial condition and results of operations.

Advertising and labeling for dietary supplements and conventional foods are also regulated by state, county and other local governmental authorities.  Some states also permit these laws to be enforced by private attorney generals.  These private attorney generals may seek relief for consumers, seek class action certifications, seek class-wide damages, seek class-wide refunds and product recalls of products sold by us.  There can be no assurance that state and local authorities will not commence regulatory action, which could restrict the permissible scope of our product advertising claims, or products that can be sold in the future.

Governmental regulations in foreign countries where we plan to or expand sales may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation, of certain of our products.  Compliance with such foreign governmental regulations is generally the responsibility of our distributors for those countries.  These distributors are independent contractors over whom we have limited control.

Number of Total Employees and Number of Full Time Employees

We believe that our success will depend greatly on our ability to identify, attract, and retain capable employees. As of September 26, 2011, we had 19 full time employees.  Our employees are not represented by any collective bargaining unit, and we believe our relations with our employees are good.

DESCRIPTION OF PROPERTY

MusclePharm’s corporate headquarters is located in Denver, Colorado.  This commercial office building is 30,320 sq. ft. with 5,000 sq. ft. being used for offices and the other 25,000 sq. ft. utilized for research and development.  The space includes a full performance training center, medical laboratory, and a 50 seat theatre room.  The term of the lease is 65 months, expiring on December 31, 2015.

LEGAL PROCEEDINGS

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

(a) Market Information

Our shares of common stock were cleared for trading under the symbol “TTWZ.OB” on the OTCBB on November 24, 2008, and later began trading on the OTCBB under the symbol “MSLP.OB” on April 27, 2010.  Prior to this period, there was minimal trading in our common stock. The high and low prices for our common stock during the calendar quarters ended were:

Quarter ended	High	Low
June 30, 2011	$0.086	$0.022
March 31, 2011	$0.130	$0.036
December 31, 2010	$0.900	$0.045
September 30, 2010	$1.040	$0.410
June 30, 2010	$1.180	$0.950
March 31, 2010	$-	$-
December 31, 2009	$-	$-
September 30, 2009	$-	$-
June 30, 2009	$-	$-
March 31, 2009	$-	$-

Quotations on the OTCBB reflect bid and ask quotations, may reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

(b) Holders

As of September 26, 2011, we estimate that there were approximately 4,000 holders of record of our common stock.  This figure does not take into account those shareholders whose certificates are held in the name of broker-dealers, “street name,” or other nominees.

(c) Dividends

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors.  There are no contractual restrictions on our ability to declare or pay dividends.

(d) Securities Authorized for Issuance under Equity Compensation Plan

As of December 31, 2010, we had an employee stock option plan under which 5,000,000 shares had been reserved for issuance.   The following table shows information with respect to this plan as of the fiscal year ended December 31, 2010.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,767,500	$0.50	2,232,500
Equity compensation plans not approved by security holders	-	-	-
Total	2,767,500	$0.50	2,232,500

Transfer Agent

Our stock transfer agent is Empire Stock Transfer, Inc., 1859 Whitney Mesa Dr., Henderson, NV 89014.

PENNY STOCK RULES

The U.S. Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock, which limits the ability to sell the stock.  The shares offered by this prospectus constitute penny stock under the Exchange Act.  The shares will remain penny stocks for the foreseeable future.  The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Exchange Act.  Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

•	Contains a description of the nature and level of risk in the market for penny stock in both public offerings and secondary trading;

•
Contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act;

•	Contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” price for the penny stock and the significance of the spread between the bid and ask price;

•	Contains a toll-free number for inquiries on disciplinary actions;

•	Defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	Contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

•	The bid and offer quotations for the penny stock;

•	The compensation of the broker-dealer and its salesperson in the transaction;

•	The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	Monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules.  Therefore, stockholders may have difficulty selling their securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Special Note Regarding Forward-Looking Statements

This registration statement and other reports filed by our Company from time to time with the U.S. Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. When used in the filings, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions as they relate to us or our management identify forward-looking statements. Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions, and other factors, including those set forth in the Risk Factors on page 6. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.  The following discussion should be read in conjunction with our consolidated financial statements and notes thereto appearing elsewhere in this report.

Plan of Operation

Headquartered in Denver, Colorado, MusclePharm is a rapidly expanding healthy life-style company that develops and manufactures a full line of National Sanitation Foundation International and scientifically approved, nutritional supplements that are 100% free of any banned substances. Based on years of research, MusclePharm products are created through an advanced six-stage research protocol involving the expertise of top nutritional scientists and field tested by more than 100 elite professional athletes from various sports including the National Football League, mixed martial arts, and Major League Baseball. The Company’s propriety and award winning products address all categories of an active lifestyle including muscle building, weight loss, and maintaining general fitness through a daily nutritional supplement regimen. MusclePharm is sold in over 120 countries and available in over 5,000 U.S. retail outlets, including GNC, Vitamin Shoppe, and Vitamin World. The Company also sells its products in over 100 online stores, including bodybuilding.com, amazon.com and vitacost.com.

Business Strategy

Our primary focus at the current time is on the following:

1.	Increase our distribution and sales;

2.	Continue aggressive marketing campaign to further build upon our brand and market awareness and recognition;

3.	Conduct additional testing of the safety and efficacy of our products; and

4.	Hire additional key employees to continue to strengthen the Company.

Results of Operations

For the Six Months Ended June 30, 2011 and 2010 (unaudited):

	Six months ended
	June 30, 2011	June 30, 2010
Sales	$7,320,580	$1,726,697
Gross profit	$2,514,715	$534,089
General and administrative expenses	$(5,495,708)	$(5,661,122)
Loss from operations	$(2,980,993)	$(5,127,033)
Other expenses	$(9,467,552)	$(674,343)
Net Loss	$(12,448,545)	$(5,801,376)
Net loss per common share – basic and diluted	$(0.07)	$(0.21)
Weighted average number of common shares outstanding – basic and diluted	174,365,323	27,702,640

Sales

Sales were $7,320,580 for the six months ended June 30, 2011, as compared to $1,726,697 for the comparable six months ended June 30, 2010. The significant increase in sales was primarily attributable to increased brand awareness. Since inception, the Company has focused on an aggressive marketing plan to penetrate the market. As a direct result of the aggressive marketing plan, our products are currently being offered in more retail stores, both domestic and international, and our products are receiving better shelf placement.

Gross Profit

Gross profit percentage strengthened from 31% during the six months ended June 30, 2010, to 34% during the six months ended June 30, 2011. The increase in the gross profit percentage is primarily attributable to the Company’s ability to negotiate more favorable terms due to the increased volume in product sales.

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2011, were $5,495,708, as compared to $5,661,122 for the comparable six months ended June 30, 2010. The $165,414 decrease is attributable to a substantial decrease in stock based compensation of $2,011,364. The major decrease in stock based compensation was offset by an increase in employee compensation. The Company’s employee headcount increased from 12 employees during the six months ended June 30, 2010, to 16 employees during the six months ended June 30, 2011. In addition, the Company experienced significant growth, and as a direct result, general overhead has increased.

Loss from Operations

Loss from operations for the six months ended June 30, 2011, was $2,980,993 as compared to $5,127,033 for the comparable six months ended June 30, 2010. The decrease in operating loss is primarily attributable to the aggressive marketing plan and the Company’s ability to gain brand recognition resulting in increased sales during the six months ended June 30, 2011 as compared to the six months ended June 30, 2010.

Other expenses

Other expenses for the six months ended June 30, 2011, were $9,467,552, as compared to $674,343 for the comparable six months ended June 30, 2010. The increase in other expenses of $8,793,209 is primarily attributable to the financing transactions the Company entered into during the six months ended June 30, 2011. The Company issued $3,753,733 in convertible notes during the six months ended June 30, 2011. These notes bore interest at rates ranging from 6% to 12% per annum. Interest expense during the six months ended June 30, 2011, increased $2,828,047 as compared to the comparable six months ended June 30, 2010. In addition, the convertible notes contained embedded derivatives, due to the Company not being able to determine the number of shares needed to settle the conversion privilege. As a result, on the commitment date of each financing, the Company recorded an aggregate derivative expenses of $4,057,859 and on the date of re-measurement, which is June 30, 2011, a change in fair market value of $634,770. There were no derivative liabilities recorded as of June 30, 2010.

The Company also issued shares of the Company’s common stock to satisfy aged accounts payable, accrued expenses and debt. The Company recorded a loss on settlement in the amount of $2,542,073 as a result of these transactions.

Net Loss

Net loss for the six months ended June 30, 2011, was $12,448,545 or loss per share of $(0.07), as compared to $5,801,376 or loss per share of $(0.21) for the comparable six months ended June 30, 2010.

Inflation did not have a material impact on the Company’s operations for the period. Other than the foregoing, management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on the Company’s results of operations.

For the Three Months Ended June 30, 2011 and 2010 (unaudited):

	Three months ended
	June 30, 2011	June 30, 2010
Sales	$3,802,806	$468,109
Gross profit	$1,321,149	$106,859
General and administrative expenses	$(3,214,917)	$(2,982,236)
Loss from operations	$(1,893,768)	$(2,875,377)
Other expenses	$(5,542,854)	$(316,283)
Net Loss	$(7,436,623)	$(3,191,660)
Net loss per common share – basic and diluted	$(0.04)	$(0.11)
Weighted average number of common shares outstanding – basic and diluted	201,864,655	29,247,811

Sales

Sales were $3,802,806 for the three months ended June 30, 2011, as compared to $468,109 for the comparable three months ended June 30, 2010. The significant increase in sales was primarily attributable to increased brand awareness. Since inception, the Company has focused on an aggressive marketing plan to penetrate the market. As a direct result of the aggressive marketing plan, our products are currently being offered in more retail stores, both domestic and international, and our products are receiving better shelf placement.

Gross Profit

Gross profit percentage strengthened from 23% during the three months ended June 30, 2010 to 35% during the three months ended June 30, 2011. The increase in the gross profit percentage is primarily attributable to the Company’s ability to negotiate more favorable terms due to the increased volume in product sales.

General and Administrative Expenses

General and administrative expenses for the three months ended June 30, 2011, were $3,214,917, as compared to $2,982,236 for the comparable three months ended June 30, 2010. The $232,681 increase is attributable to a slight increase in employee compensation. The Company’s employee headcount increased from 12 employees during the three months ended June 30, 2010, to 16 employees during the three months ended June 30, 2011. In addition, due to the Company experience in growth in sales, expenses have increased accordingly.

Loss from Operations

Loss from operations for the three months ended June 30, 2011, was $1,893,768 as compared to $2,875,377 for the comparable three months ended June 30, 2010. The decrease in operating loss is primarily attributable to the aggressive marketing plan and the Company’s ability to gain brand recognition resulting in increased sales during the three months ended June 30, 2011 as compared to the three months ended June 30, 2010.

Other expenses

Other expenses for the three months ended June 30, 2011, were $5,542,854, as compared to $316,283 for the comparable three months ended June 30, 2010. The increase in other expenses of $5,226,571 is primarily attributable to features associated with the financing transactions the Company entered into during the three months ended June 30, 2011. Interest expense during the three months ended June 30, 2011, increased approximately $2,667,185 as compared to the comparable three months ended June 30, 2010. In addition, the convertible notes contained embedded derivatives, due to the Company not being able to determine the number of shares needed to settle the conversion privilege. As a result, on the commitment date of each financing, the Company recorded an aggregate derivative expenses of $2,698,490 and on the date of re-measurement, which is June 30, 2011, a change in fair market value of $766,487. There were no derivative liabilities recorded for the three months ended June 30, 2010.

The Company also issued shares of the Company’s common stock to satisfy aged accounts payable, accrued expenses and debt. The Company recorded a loss on settlement in the amount of $627,384 as a result of these transactions.

Net Loss

Net loss for the three months ended June 30, 2011, was $7,436,623 or loss per share of $(0.04), as compared to $3,191,660 or loss per share of $(0.11) for the comparable three months ended June 30, 2010.

Inflation did not have a material impact on the Company’s operations for the period. Other than the foregoing, management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on the Company’s results of operations.

For the Year Ended December 31, 2010 versus December 31, 2009

Sales

Revenues from the sale of products, net were approximately $4.0 million for the year ended December 31, 2010, as compared to revenue from the sale of product of approximately $1.0 million for the year ended December 31, 2009.  Sales activities during the year ended December 31, 2010, increased due to the increase in advertising and promotion efforts and the change in manufacturers which provided more consistent shipments to customers.

Cost of Sales

Cost of sales for the year ended December 31, 2010 were approximately $2.8 million or 70% of revenue as compared to approximately $0.9 million or 91% of revenue for the year ended December 31, 2009.  The cost of sales as percent of revenue decreased due to the change in manufacturers as we realize savings offered by quantity discounts.

Operating Expenses

Operating Expenses for the year ended December 31, 2010 were approximately $19.5 million as compared to approximately $1.9 million for the year ended December 31, 2009.  The $17.6 million increase is primarily due to an increase in adverting and promotion of approximately $6.01 million, an increase in professional fees of approximately $2.9 million and an increase in salaries and benefits of approximately $6.7 million.

Operating Loss

Operating loss for the year ended December 31, 2010 was approximately $18.3 million as compared to approximately $1.8 million for the year ended December 31, 2009.

Interest Expense

Interest expense for the year ended December 31, 2010 was approximately $0.5 million as compared to approximately $0.1 million for the year ended December 31, 2009. The increase in interest expense primarily relates to amortization of the debt discounts of $0.4 million.

Other Expenses

Other expenses for the year ended December 31, 2010 was approximately $.8 million as compared to $0 for the year ended December 31, 2009.  The increase in other expenses is primarily due to derivative expenses of $.2 million and to loss on settlement of accounts payable  $0.4 million.

Net Loss

Net loss for the year ended December 31, 2010 was approximately $19.6 million or loss per share of $0.48 as compared to the net loss of approximately $1.9 million or loss per share of $.0.07 for the year ended December 31, 2009.

Inflation did not have a material impact on the Company’s operations for the period. Other than the foregoing, management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on the Company’s results of operations.

Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital at June 30, 2011 compared to December 31, 2010.
	June 30, 2011 (unaudited)	December 31, 2010	Increase/Decrease
Current Assets	$3,308,665	$1,406,310	$1,902,355
Current Liabilities	$10,346,583	$4,215,649	$6,130,934
Working Capital (Deficit)	$(7,037,918)	$(2,809,339)	$(4,228,579)

As June 30, 2011, we had a working capital deficit of $7,037,918, as compared to a working capital deficit of $2,809,339, at December 31, 2010, a decrease of $(4,228,579). The decrease is primarily attributable to the Company issuing $3,735,733 in convertible notes during the six months ended June 30, 2011. The Company continues to devote significant resources to continue aggressively market the product line.

Net cash used for operating activities for the six months ended June 30, 2011 and 2010 was $(2,645,448) and $(1,527,797), respectively. The net loss for the six months ended June 30, 2011 and 2010 was $(12,448,545) and $(5,801,376), respectively.

Net cash used for investing activities for the six months ended June 30, 2011 and 2010 was $(324,435) and $(6,884), respectively. The Company purchased gym and office equipment during the six months ended June 30, 2011.

Net cash obtained through all financing activities for the six months ended June 30, 2011 was $3,443,990, as compared to $1,534,681 for the six months ended June 30, 2010.

Going Concern

As reflected in the accompanying unaudited interim consolidated financial statements, the Company had a net loss of $12,448,545 and net cash used in operations of $2,645,448 for the six months ended June 30, 2011, and a working capital deficit and stockholders’ deficit of $7,037,918 and $5,561,132, respectively, at June 30, 2011. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue its operations is dependent on management's plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, sale of aged debt to third parties in exchange for free trading stock, until such time that funds provided by operations are sufficient to fund working capital requirements. The Company may need to incur liabilities with certain related parties to sustain the Company’s existence.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

In response to these problems, management has taken the following actions:

•	seeking additional third party debt and/or equity financing;

•	continue with the implementation of the business plan;

•	generate new sales from international customers; and

•	allocate sufficient resources to continue with advertising and marketing efforts.

Financings

Our primary source of operating cash has been through the sale of equity and through the issuance of convertible secured promissory notes.

The Company continues to explore potential expansion opportunities in the industry in order to boost sales, while leveraging distribution systems to consolidate lower costs. The Company needs to continue to raise money in order execute the business plan.

Off-Balance Sheet Arrangements

Other than the operating leases, as of June 30, 2011, the Company did not have any off-balance sheet arrangements. We are obligated under an operating lease for the rental of office space. Future minimum rental commitments with a remaining term in excess of one year as of June 30, 2011 are as follows:

PERIODS ENDING DECEMBER 31,

2011	$40,152
2012	87,560
2013	93,448
2014	99,576
2015	105,704
Total minimum lease payments	$426,440

Critical Accounting Policies

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ materially from those estimates. The Company believes the following accounting policies are critical to the judgments and estimates used in the preparation of its financial statements:

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represents trade obligations from customers that are subject to normal trade collection terms. The Company periodically evaluates the collectability of its accounts receivable and considers the need to establish an allowance for doubtful accounts based upon historical collection experience and specific customer information. Accordingly, the actual amounts could vary from the recorded allowances.

The Company does not charge interest on past due receivables. Receivables are determined to be past due based on the payment terms of the original invoices.

Revenue Recognition

The Company records revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) product has been shipped or delivered, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Depending on individual customer agreements, sales are recognized either upon shipment of products to customers or upon delivery. The Company records sales allowances and discounts as a direct reduction of sales.

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a “beneficial conversion feature” (“BCF”) and related debt discount.

When the Company records a BCF, the relative fair value of the BCF would be recorded as a debt discount against the face amount of the respective debt instrument. The discount would be amortized to interest expense over the life of the debt.

Derivative Liabilities

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model.

Debt Issue Costs and Debt Discount

The Company may pay debt issue costs, and record debt discounts in connection with raising funds through the issuance of convertible debt. These costs are amortized over the life of the debt to interest expense. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Original Issue Discount

For certain convertible debt issued, the Company provides the debt holder with an original issue discount. The original issue discount is recorded to debt discount and additional paid in capital at an amount not to exceed gross proceeds raised, reducing the face amount of the note and is amortized to interest expense over the life of the debt.

Share-based payments

Generally, all forms of share-based payments, including stock option grants, warrants, restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable.

Recent Accounting Pronouncements

There are no recent accounting pronouncements that are expected to have an effect on the Company’s consolidated financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table and text sets forth the names and ages of all our directors and executive officers and our key management personnel as of September 26, 2011.  All of our directors serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the Board of Directors, and are elected or appointed to serve until the next Board of Directors meeting following the annual meeting of stockholders.  Also provided is a brief description of the business experience of each director and executive officer and the key management personnel during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

Name	Age	Position
Brad J. Pyatt	31	Chief Executive Officer and Director
Cory Gregory	33	Senior President and Director
Jeremy DeLuca	32	President and Chief Marketing Officer
Lawrence S. Meer	50	Chief Financial Officer
John H. Bluher	53	Chief Operating Officer

The biographies of each of our executive officers and directors are as follows:

Brad J. Pyatt, age 33, Chief Executive Officer, Director

Mr. Pyatt has served as the Chief Executive Officer and Director of the Company since February 18, 2010, and as President and Chief Executive Officer of Muscle Pharm, LLC, since its inception in April 2008.  His background includes seven years of experience as a professional athlete, and more than five years of experience in the sports nutrition arena.  Mr. Pyatt played in National Football League (NFL) for the Indianapolis Colts during the 2003, 2004, and 2005 NFL seasons as well for the Miami Dolphins during the 2006 NFL season.  Mr Pyatt also played in the Arena Football League (AFL) for the Colorado Crush during the 2007 and 2008 AFL seasons.  Mr. Pyatt attended the University of Kentucky from 1999 to 2002, where he studied kinesiology exercise science, as well the University of Northern Colorado, from 2002 to 2003.

The Company believes that Mr. Pyatt’s experience in the sports nutrition sector over the past five plus years, along with his background as a former professional athlete, give him an unique perspective on the nutrition industry as a whole and makes him a valuable member to the Company’s board of directors.

Cory Gregory, age 32, Senior President, Director

Mr. Gregory is currently the Senior President and member of the Company’s board of directors, roles he has served in since May 2010.  Prior to joining the Company, Mr. Gregory served as the President, managing member, and owner of T3 Personal Training LLC (“T3”) from April 2009 until November 2000.  T3 was a personal training service that managed and oversaw over 40 clients using 7 trainers over a ten year period.  During the same period, Mr. Gregory served as President of the Ohio Natural Bodybuilding Federation, a federation founded by Mr. Gregory in 2004 which hosted 14 bodybuilding competitions over a six year period.  In 2004, Mr. Gregory purchased the Old School Gym, located in Pataskala, OH, which he continues to own at present day.

The Company believes that Mr. Gregory’s extensive bodybuilding and personal training experience provide him with the insight necessary to understand the ongoing demands and changes to the nutrition industry and as such, makes him a valuable member to the Company’s board of directors.

Jeremy DeLuca, age 32, President and Chief Marketing Officer

Mr. DeLuca is the Company’s President and Chief Marketing Officer.  Prior to joining the Company, from April 1999 to November 2010, Mr. DeLuca served as the President of Bodybuilding.com, an online sports nutrition and supplements company which he co-founded in 1999 (“Bodybuilding.com”).  As President, Mr. DeLuca was actively involved in all aspects of Bodybuilding.com’s business, with a focus on marketing, sales, and e-commerce.  Mr. DeLuca’s responsibilities also included managing all vendor relations, marketing strategies, sales promotions, store content and store site development.  During Mr. DeLuca’s tenure, Bodybuilding.com grew tremendously, achieving annual sales of over $200,000,000 in 2010.

Lawrence S. Meer, age 50, Chief Financial Officer

Mr. Meer has served as Chief Financial Officer of the Company since July 2010.  Prior to becoming the Chief Financial Officer he was the Director of Finance at Muscle Pharm, LLC from October 2009 to July 2010.  His other past experience includes daily cash management and treasury functions, including the establishment of credit and collection procedures to maximize cash flow, reduce corporate debt and enhance shareholder value.  He previously served as President and Chief Financial Officer in Miami, FL, at Color It, Inc., a textile finishing business, from March 2002 to December 2008.  Mr. Meer also previously served as Executive Vice President at Customer Assets in Denver, CO, an India-based call center, from 2000 to 2002.  Prior to joining Customer Assets, he was Chief Financial Officer and Chief Operating Officer at GS Sportswear in Denver, CO, a sportswear promotional company, from 1998 to 2000.  Mr. Meer also served as Chief Financial Officer at Davis Audio-Visual, Inc., a retailer of audio-visual equipment, from 1996 to 1998; and Vice President of Finance at Pacer Cats in Englewood, CO., a ticketing and concession software provider from 1991 to 1996.  Mr. Meer earned a BS in accounting from the University of Colorado at Boulder.

John H. Bluher, age 53, Chief Operating Officer

Mr. Bluher is a specialist in corporate governance for growing companies.  He is also a specialist in investment management, capital structuring, merger and acquisition, private equity and valuations of public and private companies.  He has significant experience working with corporate structuring, corporate boards and committees, risk management, and public company corporate governance.  His experience also includes negotiating transactions and purchases, and sales of assets and properties on a global basis.  He has deep experience in creating and implementing corporate governance plans, working in the corporate board room, and as director of risk, developing internal audit programs and insurance programs for public companies.  Since September 2010, Mr. Bluher has provided consulting services as a managing director of AFH Holding & Advisory LLC, a financial advisory and management consultant firm (“AFH”). At AFH, Mr. Bluher is responsible for managing transactions, business development, developing corporate governance standards and corporate structuring for companies.  Since December 2009, Mr. Bluher assisted in raising capital, marketing and co-managed Coachman Energy Funds at Caddis Capital, LLC, a private equity portfolio focused on oil and gas investments.  From February 2010 to August 2010, Mr. Bluher acted as investment banker and special financial advisor to the AARP Mutual Fund Board of Trustees in a platform divestiture.  From December 2007 to May 2009, Mr. Bluher served as managing director and general counsel at Lehman Brothers, Inc.’s (NYSE:LEH) investment management division.  Mr. Bluher also served as global chief legal and compliance officer and managing director of Neuberger Berman during this period.  From August 2004 to June 2007, Mr. Bluher served as general counsel and director of risk and Janus Capital, Inc. (NYSE:JNS).  From June 2002 to July 2004, Mr. Bluher served as executive vice president, general counsel and corporate secretary and director of risk management of Knight Trading Group (NASDAQ:NITE).  From January 2001 to May 2002, Mr. Bluher served as senior vice president and global chief compliance officer for Prudential Securities, Inc. (NYSE:PRU).  From October 1997 to January 2001, Mr. Bluher served as general counsel and chief compliance officer of Sun America, Inc. (NYSE:SAI) later (NYSE:AIG).  From 1992 – 1997, Mr. Bluher served as senior vice president, regional and divisional Counsel at Prudential Securities, Inc.  From 1987 to 1992, Mr. Bluher was senior counsel for the Division of Enforcement at the Securities and Exchange Commission.  Mr. Bluher holds a Bachelor of Science and a J.D. degree from the University of Wyoming and holds FINRA Series 7, Series 24 and Series 14 licenses.  He has served on the boards of ICI Mutual Insurance Company, the NASDAQ Chairman’s Advisory Board, Cherry Hills Founders Group, Inc., Targeted Medical Pharma, Inc. and Safe Communications, Inc., and the University of Wyoming Foundation Board, and College of Law Advisory Board. Mr. Bluher is a frequent speaker at financial services industry meetings and conferences.

The Board of Directors currently does not have any committees. During 2011, we intend to establish audit and compensation committees and such other committees as determined advisable by our Board.

Advisory Board

We have established an Advisory Board currently consisting of nine members, which serves to advise management with respect to product formulations, product ideas, marketing and related matters.  Members of the Advisory Board do not meet on a formal or regular basis.  Our management team consults with one or more members of the Advisory Board as needed, from time to time, by means of meetings or telephone conference calls.

Following is a brief description of the background of our advisory board members:

Dr. Eric Serrano – Chief Medical Advisor.  Dr. Serrano has been practicing medicine in the State of Ohio for over 12 years and is considered one of the leading sports nutrition doctors in the country.  His clients include a wide array of athletes from the NFL, NHL, and MLB, in addition to many elite amateur athletes.  Dr. Serrano was a professor of family practice medicine at Ohio State University, where he was awarded Professor of The Year and Preceptor of The Year.  Dr. Serrano currently lectures across the country to universities, medical groups and health & fitness conferences on the topics of sports nutrition, performance enhancement, and injury prevention. Dr. Serrano’s expertise in blood analysis, sports nutrition, and injury prevention gives athletes the advantage over the competition. He has formulated numerous nutritional supplements for some of the leading nutritional companies on the market and also been a contributing writer for some of the leading health and fitness magazines.  Dr. Serrano has been involved in the final formulations for each of our products.  Dr. Serrano received his B.A. from Kansas State University in Biology, his M.A. from Kansas State University in Exercise Physiology, and his M.D. from the University of Kansas Medical School.

Roscoe M. Moore, Jr. – Chief Scientific Director.  A Former U.S. Assistant Surgeon General, Dr. Roscoe M. Moore, Jr. served with the United States Department of Health and Human Services (HHS) and was for the last twelve years of his career the principal person responsible for global development support within the Office of the Secretary, HHS, with primary emphasis on Continental Africa and other less developed countries of the world (e.g. Indonesia, Malaysia, and Vietnam).  He was the principal liaison person between the HHS and Ministries of Health in Africa with regard to the development of infrastructure and technical support for the delivery of preventive and curative health needs for the continent. Dr. Moore represented the HHS in cooperative international efforts with African nations in addressing continued health and human resource problems.  Dr. Moore received his undergraduate and Doctor of Veterinary Medicine degrees from Tuskegee Institute; his Master of Public Health degree in Epidemiology from the University of Michigan; and his Doctor of Philosophy degree in Epidemiology from the Johns Hopkins University. He was awarded the Doctor of Science degree (Honoris Causa) in recognition of his distinguished public health career by Tuskegee University.  Dr. Moore was a career officer within the Commissioned Corps of the United States Public Health Service (USPHS) entering with the U.S. National Institutes of Health and rising to the rank of Assistant United States Surgeon General (Rear Admiral, USPHS) within the Immediate Office of the Secretary, HHS. He was selected as Chief Veterinary Medical Officer, USPHS, by Surgeon General C. Everett Koop.

Dr. Richard Ogden PHD, (CSCS) – Medical Advisor

Dr. Odgen's career in clinical research and development spans nearly forty years. After earning a Ph.D. from Cambridge University, his career started with postdoctoral research studying RNA transcription and processing.  Following that, he undertook independent research, funded by the National Science Foundation.  In 1984, he joined Agouron Pharmaceuticals, Inc. as one of its founding scientists. Following Agouron's merger with Pfizer, he served as a Senior Director and was the scientific liaison for the Agouron/Pfizer commercial and corporate organizations. In this role, he worked with organizations all over the world.  In 2006, Dr. Ogden, co-founded RORR Inc., a medical, scientific Consulting and Education company with clients in the U.S. and Europe.  In addition to publication in numerous medical journals, he is co-editor of two books relating to AIDS therapy.

Dr. Michael Ray Stevens – Advisor. Dr. Stevens has over twenty years of well diversified experience in the healthcare and pharmaceutical industry. Dr. Stevens spent 17 years at Bristol-Myers Squibb, where he held positions of increasing responsibility in the areas of Market Research (Oncology and HIV), Marketing (Oncology), and Medical Affairs (HIV). In addition served as a member of the Executive Council for the Forum for Collaborative HIV Research — a public-private partnership facilitating discussion on emerging issues in HIV clinical research and working to translate research results into patient care. He has also served on 15 Protocol Committees within the Adult AIDS Clinical Trials Group (ACTG). Michael received his BS Pharmacy and Doctor of Pharmacy degrees from Purdue University.

Dr. Ron Sekura – Director of Therapeutic Research.  Dr. Sekura is the former Chief of the Pharmaceutical and Regulatory Affairs Branch of the Division of AIDS at The National Institute of Allergy and Infectious Diseases (NIAID) of the National Institute of Health (NIH) as well as a former Research Chemist at The National Institute of Child Health and Human Development (NICHD) at the NIH and the Center for Biologics Evaluation and Research (CBER), and FDA. He received his Bachelor of Science and Master of Science in Biochemistry degrees at Pennsylvania State University and his PhD at Cornell University. Dr. Sekura is the author of over sixty scientific publications.

Mariel Selbovitz – Director of Global Therapeutics Product Procurement Development. Ms. Selbovitz is a graduate of Cornell University and received her Master’s in Public Health at the Johns Hopkins University Bloomberg School of Health. She worked as the Client Intake Specialist at Positive Health Project and Syringe Exchange Program Coordinator at the Foundation for Research on Sexually Transmitted Diseases and is a partner in BioEquity Partners. Selbovitz is a member of the Cornell AIDS Clinical Trials Group Community Advisory Board and AIDS Treatment Advocacy Coalition. She presented at the 5th European Conference on Clinical and Social Research on AIDS and Drugs, International Conference on Antiviral Research, 5th IAS Conference on HIV Pathogenesis, Treatment and Prevention and XVIII International AIDS Conference.

Louie Simmons – Chief Strength Advisor. Mr. Simmons is a strength consultant for the New England Patriots, Green Bay Packers, Seattle Seahawks, Cleveland Browns, and numerous Football Bowl Subdivision college football teams.  Mr. Simmons is the owner of the West Side Barbell, located in Columbus, Ohio.

Greg Jackson – Director of Fight Development.  Mr. Jackson is an expert in mixed martial arts, representing a combination of basic Judo and wrestling.  He has trained and developed top-ranked fight teams, with several fights appearing on spike TV’s Ultimate Fighter.

Paul Dillet – Chief Bodybuilding Advisor.  Mr. Paul Dillet is one of the most influential bodybuilders and a legend in the bodybuilding world.  He has been instrumental in creating a new era in fitness and bodybuilding for the everyday athlete.

Legal Proceedings

None of the members of the board of directors or other executives has been involved in any bankruptcy proceedings, criminal proceedings, any proceeding involving any possibility of enjoining or suspending members of our board of directors or other executives from engaging in any business, securities or banking activities, and have not been found to have violated, nor been accused of having violated, any Federal or State securities or commodities laws.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers and directors by us during the years ended December 31, 2010 and 2009.

							Non-Equity
							Incentive
			Bonus	Stock	Option		Plan	All Other
Name and Principal Position	Year	Salary ($)	($)	Awards ($)	Awards ($)		Compensation ($)	Compensation ($)	Total($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)
Brad J. Pyatt	2010	$194,821	$0	$2,650,000	$0		$0	$0	$2,844,821
Chief Executive Officer	2009	$133,992	$0	$0	$0		$0	$0	$133,992

Cory Gregory	2010	$78,892	$0	$2,650,000	$0		$0	$0	$2,728,892
President	2009	$17,846	$0	$0	$0		$0	$0	$17,846

Lawrence S. Meer	2010	$75,493	$0	$0	$228,000	(1)	$0	$0	$303,493
Chief Financial Officer

Leonard K. Armenta (2)	2010	$83,215	$0	$0	$228,000	(1)	$0	$0	$311,215
Former Executive Vice President	2009	$54,799	$0	$0	$0		$0	$0	$54,799

(1) Represents 1,000,000 options issued, valued on the date of grant, April 2, 2010.

(2) Mr. Armenta resigned from his position as the Company’s Executive Vice President on September 16, 2011.

Explanatory Information Relating to 2010 Summary Compensation Table

Please note the following points in connection with the information in the 2010 Summary Compensation Table:

The compensation of the executive officers of the Company is reviewed on an annual basis by the board of directors.  Each year, the Company considers whether to adjust the base salaries of senior management, including the executive officers, in order to reward individual performance, keep pace with cost of living increases and respond to competitive considerations.

DIRECTOR COMPENSATION

2010 SUMMARY COMPENSATION TABLE

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named directors by us during the years ended December 31, 2010 and 2009.

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)	Awards ($)	Compensation ($)	Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Brad J. Pyatt	2010	$0	$0	$0	$0	$0	$0	$0
Director	2009	$0	$0	$0	$0	$0	$0	$0

Cory Gregory	2010	$0	$0	$0	$0	$0	$0	$0
Director	2009	$0	$0	$0	$0	$0	$0	$0

Employment Agreements

On August 15, 2011, the Company entered into an employment agreement (the “Pyatt Employment Agreement”) with Brad J. Pyatt, individually, pursuant to which Mr. Pyatt will serve as the Company’s Chief Executive Officer (the “CEO”). The term of the Pyatt Employment Agreement is for a period of sixty (60) months, commencing retroactively on January 1, 2011, and expiring on December 31, 2015 (the “Pyatt Term”). Pursuant to the terms of the Employment Agreement, the CEO is to receive a base salary of $250,000 for the 2011 calendar year; $350,000 for the 2012 calendar year; $400,000 for the 2013 calendar year; $450,000 for the 2014 calendar year; and $500,000 for the 2015 calendar year. Further, the CEO shall receive, upon execution of the Pyatt Employment Agreement, 31 shares of the Company’s Series B Preferred Stock. In addition, upon the three year anniversary of the Pyatt Employment Agreement, the CEO shall receive 10,000 shares of the Company’s Series A Preferred Stock.

During the Pyatt Term, the CEO’s responsibilities will include all aspects of the day to day business operations of the Company. The CEO shall also be responsible for determining necessary strategic partnerships and investment opportunities relating to the Company, both nationally and internationally, and shall have wide discretion in implementing the vision, strategic goals and operational mission of the Company. The CEO shall, on a full time and exclusive basis, devote all of his business time, attention and energies to the operations of the Company and other duties as required by the Pyatt Employment Agreement, and shall use his best efforts to advance the best interests of the Company.

On August 15, 2011, the Company entered into an employment agreement (the “Gregory Employment Agreement”) with Cory Gregory, individually, pursuant to which Mr. Gregory will serve as the Company’s Senior President (the “Senior President”). The term of the Gregory Employment Agreement is for a period of sixty (60) months, commencing retroactively on January 1, 2011, and expiring on December 31, 2015 (the “Gregory Term”). Pursuant to the terms of the Gregory Employment Agreement, the Senior President is to receive a base salary of $150,000 for the 2011 calendar year; $200,000 for the 2012 calendar year; $250,000 for the 2013 calendar year; $300,000 for the 2014 calendar year; and $350,000 for the 2015 calendar year. Further, the Senior President shall receive, upon execution of the Gregory Employment Agreement, 20 shares of the Company’s Series B Preferred Stock. In addition, upon the three year anniversary of the Gregory Employment Agreement, the Senior President shall receive 10,000 shares of the Company’s Series A Preferred Stock.

During the Gregory Term, the Senior President’s responsibilities will include, but shall not be limited to, on a full time and exclusive basis, devoting all of his business time, attention and energies to the operations of the Company and other duties as required by the Gregory Employment Agreement and as directed by the Board of Directors, and shall use his best efforts to advance the best interests of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to MusclePharm with respect to the beneficial ownership of MusclePharm’s common stock as of September 26, 2011, unless otherwise noted, by:

•	each stockholder known to MusclePharm to own beneficially more than 5% of MusclePharm’s common stock;

•	each of MusclePharm’s directors;

•	each of MusclePharm’s executive officers; and

•	all of MusclePharm’s current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or dispositive power with respect to securities.  Common shares relating to options or warrants currently exercisable, or exercisable within 60 days of September 26, 2011, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.  Except as indicated by footnote, and subject to the community property laws where applicable, the persons or entities named in the tables have sole voting and dispositive power with respect to all shares shown as beneficially owned by them.

	Amount and	Percentage
	Nature of	of
Name and Address	Beneficial	Beneficial
of Beneficial Owner	Ownership	Ownership (1)

Brad J. Pyatt	18,779,316	6.09%
4721 Ironton St
Denver, CO 80239

Cory Gregory	10,483,014	3.40%
4721 Ironton St
Denver, CO 80239

Lawrence S. Meer	0	0%
4721 Ironton St
Denver, CO 80239

Jeremy DeLuca	0	0%
4721 Ironton St
Denver, CO 80239

John H. Bluher	0	0%
4721 Ironton St
Denver, CO 80239

All executive officers and directors	29,262,330	9.50%
as a group (5 persons)

(1)	Percent of Class based on 307,964,602 common shares outstanding as of September 26, 2011.

Changes in Control

We are not aware of any arrangements that may result in “changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-K.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Any future transactions or loans between us and our officers, directors, principal stockholders or affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party, and will be approved by a majority of disinterested directors.

On February 18, 2010, the Company issued a total of 26,000,000 shares of its common stock to the 12 former owners of Muscle Pharm, LLC in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

On November 18, 2010, Brad Pyatt loaned the Company $100,000 and received an 8% Convertible Promissory Note exchange. On November 23, 2010, Brad Pyatt loaned the Company $256,250 and received an 8% Convertible Promissory Note in exchange. On December 14, 2010, Mr. Pyatt converted all principal and accrued interest underlying the notes ($358,077.40) into 7,161,548 shares of the Company’s common stock.

Muscle Pharm, LLC was formed as a Colorado limited liability company on April 22, 2008.  The initial owners of Muscle Pharm LLC were Brad J. Pyatt and Cory Gregory.  Mr. Pyatt received a 60% membership interest in exchange for his contribution of formulations for potential products, contacts with GNC Canada and other potential customers, and contacts with professional athletes.  Mr. Gregory received a 40% membership interest in exchange for his contacts with Dr. Serrano, Louie Simmons, potential distributors, professional athletes and potential investors.  Neither Mr. Pyatt nor Mr. Gregory contributed any cash and no value was placed on their respective contributions.

Other than as set forth above, there are no transactions since our inception, or proposed transactions, to which we were or are to be a party, in which any of the following persons had or is to have a direct or indirect material interest:

(a)	Any director or executive officer of the Company;

(b)	Any majority security holder; and

(c)	Any member of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the persons in the above.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
OF SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws.  We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART I – FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS.

MUSCLEPHARM CORPORATION AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2011
(UNAUDITED)

F-1

MusclePharm Corporation and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2011
(unaudited)

Page(s)

Consolidated Balance Sheets
June 30, 2011 (unaudited) and December 31, 2010 –	F-3

Consolidated Statements of Operations
Three and Six Months Ended June 30, 2011 and 2010 (unaudited) –	F-4

Consolidated Statements of Cash Flows
Six Months Ended June 30, 2011 and 2010 (unaudited) –	F-5

Notes to Consolidated Financial Statements (unaudited)	F-6-F-25

F-2

MusclePharm Corporation and Subsidiary
Consolidated Balance Sheets

	June 30, 2011	December 31, 2010
	(unaudited)

Assets

Current Assets
Cash	$517,811	$43,704
Accounts receivable	2,399,097	426,761
Prepaid stock compensation	382,546	893,240
Other current assets	9,211	42,605
Total Current Assets	3,308,665	1,406,310

Property and equipment	514,404	138,551

Prepaid stock compensation	810,399	1,088,131

Other assets	239,603	87,989

Total Assets	$4,873,071	$2,720,981

Liabilities and Stockholders' Deficit

Current Liabilities:
Accounts payable and accrued liabilites	$2,885,403	$3,155,701
Demand loans	278,600	-
Debt	2,008,567	289,488
Derivative liabilities	5,155,773	622,944
Deferred revenue	18,240	75,733
Due to factor	-	71,783
Total Current Liabilities	10,346,583	4,215,649

Long Term Liabilities:
Debt	87,620	250,000

Total Liabilities	10,434,203	4,465,649

Stockholders' Deficit
Series A, Convertible Preferred Stock, $0.001 par value; 10,000,000 shares authorized, none issued and outstanding	-	-
Common Stock, $0.001 par value; 500,000,000 shares authorized, 252,555,498 and 118,649,439 issued and outstanding	252,555	118,649
Additional paid-in capital	28,510,297	20,012,122
Accumulated deficit	(34,323,984)	(21,875,438)
Total Stockholders' Deficit	(5,561,132)	(1,744,667)

Total Liabilities and Stockholders' Deficit	$4,873,071	$2,720,981

See accompanying notes to financial statements

F-3

MusclePharm Corporation and Subsidiary
Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30, 2011
	2011	2010	2011	2010

Sales	$3,802,806	$468,109	$7,320,580	$1,726,697

Cost of sales	2,481,657	361,250	4,805,865	1,192,608

Gross profit	1,321,149	106,859	2,514,715	534,089

General and administrative expenses	3,214,917	2,982,236	5,495,708	5,661,122

Loss from operations	(1,893,768)	(2,875,377)	(2,980,993)	(5,127,033)

Other expenses
Interest expense	(2,983,468)	(316,283)	(3,502,390)	(674,343)
Derivative expense	(2,698,490)	-	(4,057,859)	-
Change in fair value of derivative liabilities	766,487	-	634,770	-
Loss on settlement of accounts payable and accounts payable - net	(627,384)	-	(2,542,073)	-
Total other expense	(5,542,854)	(316,283)	(9,467,552)	(674,343)

Net loss	$(7,436,623)	$(3,191,660)	$(12,448,545)	$(5,801,376)

Net loss per common share - basic and dilutive	$(0.04)	$(0.11)	$(0.07)	$(0.21)

Weighted average number of common shares outstanding during the period - basic and dilutive	201,864,655	29,247,811	174,365,323	27,702,640

See accompanying notes to financial statements

F-4

MusclePharm Corporation and Subsidiary
Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended June 30,
	2011	2010
Cash Flows From Operating Activities:
Net loss	$(12,448,545)	$(5,801,376)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	31,393	6,455
Bad debt (recovery)	(5,203)	660
Stock based compensation	758,826	2,641,067
Amortization of prepaid stock based compensation	1,039,925	-
Amortization of debt discount and debt issue costs	3,034,192	594,351
Derivative expense	4,057,859	-
Change in fair value of derivative liabilities	(634,770)	-
Loss on sale of accounts receivable	-	5,196
Loss on settlement of accounts payable	2,542,073	-
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(1,967,133)	(459,454)
Prepaid and other	(48,359)	54,411
Inventory	-	(70,672)
Deposits	-	(55,055)
Other current Assets	-	(2,267)
Accounts payable and accrued liabilities	1,057,640	1,264,000
Deferred revenue	(57,493)	294,887
Due to factor	(5,853)	-
Net Cash Used In Operating Activities	(2,645,448)	(1,527,797)

Cash Flows From Investing Activities:
Purchases of property and equipment	(324,435)	(6,884)
Net Used In Investing Activities	(324,435)	(6,884)

Cash Flows From Financing Activities:
Proceeds from sale of accounts receivable	-	226,847
Repayment of debt - related party	-	(39,797)
Proceeds from issuance of debt	3,648,083	1,026,000
Debt issue costs	(204,093)	-
Payment for recapitalziation from merger	-	(25,108)
Proceeds from issuance of common stock	-	317,098
Bank overdrafts	-	29,641
Net Cash Provided By Financing Activities	3,443,990	1,534,681

Net increase in cash	474,107	-

Cash at beginning of period	43,704	-

Cash at end of period	$517,811	$-

Supplemental disclosures of cash flow information:
Cash paid for interest	$2,518,761
Cash paid for taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:

Stock issued for future services - third parties	$251,500	$-
Debt discount recorded on convertible debt accounted for as a derivative liability	$3,258,108	$-
Stock issued to settle accounts payable and accrued expenses - third parties	$1,393,868	$-
Conversion of notes to common stock	$1,454,635	$167,199
Reclassification of convertible notes to demand loans	$278,600	$-
Reclassification of derivative liability to additional paid in capital	$1,284,928	$-
Beneficial conversion feature - convertible debt	$-	$366,000
Conversion of preferred stock to common stock	$-	$15
Stock issued to acquire equipment	$82,811	$-
Share cancellation	$350	$-

See accompanying notes to financial statements

F-5

MusclePharm Corporation and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2011
(unaudited)

Note 1 Nature of Operations and Basis of Presentation

Nature of Operations

MusclePharm Corporation (the “Company”, or “MusclePharm”), was organized as a limited liability company in the State of Colorado on April 22, 2008.  On February 18, 2010, the Company executed a reverse recapitalization with Tone in Twenty, Inc., a then inactive public shell company, and changed its name to MusclePharm Corporation.

The Company markets branded sports nutrition products.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) for interim financial information.

The financial information as of December 31, 2010 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the years ended December 31, 2010 and 2009.  The unaudited interim consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K, which contains the audited financial statements and notes thereto, together with the Management’s Discussion and Analysis, for the years ended December 31, 2010 and 2009.

Certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The interim results for the six months ended June 30, 2011, are not necessarily indicative of results for the full fiscal year.

Note 2 Summary of Significant Accounting Policies

Principles of consolidation

All significant intercompany accounts and transactions have been eliminated in consolidation.

F-6

MusclePharm Corporation and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2011
(unaudited)

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.

Such estimates and assumptions impact, among others, the following: the fair value of share-based payments, fair value of derivative liabilities, estimates of the probability and potential magnitude of contingent liabilities and the valuation allowance for deferred tax assets due to continuing operating losses.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

Risks and uncertainties

The Company operates in an industry that is subject to rapid change and intense competition. The Company’s operations will be subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks, including the potential risk of business failure. Also, see Note 3 regarding going concern and liquidity matters.

Cash and cash equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less and money market accounts to be cash equivalents.  There were no cash equivalents at June 30, 2011 and at December 31, 2010.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represents trade obligations from customers that are subject to normal trade collection terms. The Company periodically evaluates the collectability of its accounts receivable and considers the need to establish an allowance for doubtful accounts based upon historical collection experience and specific customer information. Accordingly, the actual amounts could vary from the recorded allowances.

The Company does not charge interest on past due receivables. Receivables are determined to be past due based on the payment terms of the original invoices.

F-7

MusclePharm Corporation and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2011
(unaudited)

Accounts receivable at June 30, 2011 and December 31, 2010:

Accounts receivable	$2,509,996	$542,863
Less: allowance for doubtful accounts	(110,899)	(116,102)
Accounts receivable – net	$2,399,097	$426,761

At June 30, 2011 and December 31, 2010, the Company had the following concentrations of accounts receivable with customers:

Customer	2011	2010
A	34%	86%
B	17%	9%
C	15%	-%
D	13%	-%

Property and Equipment

Property and equipment are stated at cost and depreciated to their estimated residual value over their estimated useful lives. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are relieved from the accounts and the resulting gains or losses are included in operating income in the statements of operations. Repairs and maintenance costs are expensed as incurred. Depreciation is provided using the straight-line method for all property and equipment.

Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances, such as service discontinuance or technological obsolescence, indicate that the carrying amount of the long-lived asset may not be recoverable. When such events occur, the Company compares the carrying amount of the asset to the undiscounted expected future cash flows related to the asset. If the comparison indicates that an impairment is present, the amount of the impairment is calculated as the difference between the excess of the carrying amount over the fair value of the asset. If a readily determinable market price does not exist, fair value is estimated using discounted expected cash flows attributable to the asset.

F-8

MusclePharm Corporation and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2011
(unaudited)

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•
Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The following are the major categories of liabilities measured at fair value on a recurring basis as of June 30, 2011 and December 31, 2010, using quoted prices in active markets for identical liabilities (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

		June 30, 2011	December 31, 2010
Derivative liabilities	Level 2	$5,155,773	$622,944

The Company’s financial instruments consisted primarily of cash, accounts receivable, prepaid stock compensation, other assets, accounts payable and accrued liabilities, demand loans and short term debt. The carrying amounts of the Company's financial instruments generally approximated their fair values as of June 30, 2011 and December 31, 2010, respectively, due to the short-term nature of these instruments.

F-9

MusclePharm Corporation and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2011
(unaudited)

Revenue Recognition

The Company records revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) product has been shipped or delivered, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Depending on individual customer agreements, sales are recognized either upon shipment of products to customers or upon delivery.  The Company records sales allowances and discounts as a direct reduction of sales.  Sales for the three and six months ended June 30, 2011 and 2010, are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Sales	$3,838,374	$491,151	$7,509,589	$1,811,606
Discount	(35,568)	(23,042)	(189,009)	(84,909)
Sales - Net	$3,802,806	$468,109	$7,320,580	$1,726,697

The Company has an informal 7-day right of return for products. There were nominal returns for the three and six months ended June 30, 2011 and 2010.

For the six months ended  June 30, 2011 and 2010, the Company had the following concentrations of revenues with customers:

Customer	2011	2010
A	40%	31%
B	11%	13%
C	6%	14%
D	0%	28%

Cost of Sales

Cost of sales represents costs directly related to the production and manufacturing of the Company’s products and shipping and handling costs.

At June 30, 2011 and 2010, the Company had the following concentrations of purchases from vendors:

Customer	2011	2010
A	100%	16%
B	-%	76%

Shipping and Handling

Product sold is typically shipped directly to the customer from the manufacturer.  Any freight billed to customers is offset against shipping costs and included in cost of sales.

Advertising

The Company expenses advertising costs when incurred.

Advertising for the three and six months ended June 30, 2011 and 2010 are as follows:

F-10

 MusclePharm Corporation and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2011
(unaudited)

Three Months Ended June 30,		Six Months Ended June 30,
2011	2010	2011	2010

$2,049,275	$1,817,540	$3,192,633	$3,055,512

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a "beneficial conversion feature" ("BCF") and related debt discount.

When the Company records a BCF, the relative fair value of the BCF would be recorded as a debt discount against the face amount of the respective debt instrument. The discount would be amortized to interest expense over the life of the debt.

There were no recorded BCF’s during 2011.

Derivative Liabilities

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model.  At June 30, 2011 and December 31, 2010, the Company had derivative liabilities in the amounts of $5,155,773 and $622,944, respectively.

Debt Issue Costs and Debt Discount

The Company may pay debt issue costs, and record debt discounts in connection with raising funds through the issuance of convertible debt.  These costs are amortized over the life of the debt to interest expense. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

F-11

MusclePharm Corporation and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2011
(unaudited)

Original Issue Discount

For certain convertible debt issued, the Company provides the debt holder with an original issue discount.  The original issue discount is recorded to debt discount and additional paid in capital at an amount not to exceed gross proceeds raised, reducing the face amount of the note and is being amortized to interest expense over the life of the debt.

Share-based payments

Generally, all forms of share-based payments, including stock option grants, warrants, restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on estimated number of awards that are ultimately expected to vest.  Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable.

Earnings per Share

Basic earnings (loss) per share is computed by dividing net income (loss) by weighted average number of shares of common stock outstanding during each period.  Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period.

Since the Company reflected a net loss for the three and six months ended June 30, 2011 and 2010, respectively, the effect of considering any common stock equivalents, if exercisable, would have been anti-dilutive. A separate computation of diluted earnings (loss) per share is not presented.

The Company has the following common stock equivalents at June 30, 2011 and 2010:

	2011	2010
Stock options (exercise price - $0.50/share)	2,767,500	-
Warrants (exercise price - $0.025 - $1.50/share)	59,843,333	-
Convertible debt	43,933,988	2,202,000
Total common stock equivalents	106,544,821	2,202,000

In the above table, some of the outstanding convertible debt and warrants from 2011 and 2010 contains discount to market provisions that would cause variability in the exercise price at the balance sheet date. As a result, common stock equivalents could change at each reporting period.

Reclassification

Certain items in the 2010 unaudited financial statement presentation have been reclassified to conform to the 2011 presentation.  Such reclassifications have no effect on previously reported financial condition, operations or cash flows.

F-12

MusclePharm Corporation and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2011
(unaudited)

Recent Accounting Pronouncements

There are no recent accounting pronouncements that are expected to have an effect on the Company’s consolidated financial statements.

Note 3 Going Concern and Liquidity

As reflected in the accompanying unaudited interim consolidated financial statements, the Company had a net loss of $12,448,545 and net cash used in operations of $2,645,448 for the six months ended June 30, 2011 and a working capital deficit and stockholders’ deficit of $7,037,918 and $5,561,132, respectively, at June 30, 2011. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue its operations is dependent on management’s plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, sale of aged debt to third parties in exchange for free trading stock, until such time that funds provided by operations are sufficient to fund working capital requirements.  The Company may need to incur liabilities with certain related parties to sustain the Company’s existence.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives.  The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future.  There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

In response to these problems, management has taken the following actions:

•	seeking additional third party debt and/or equity financing;

•	generate new sales from international customers; and

•	allocate sufficient resources to continue with advertising and marketing efforts.

F-13

MusclePharm Corporation and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2011
(unaudited)

The accompanying unaudited interim consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 Property and Equipment

Property and equipment consisted of the following at June 30, 2011 and December 31, 2010:

	June 30, 2011	December 31, 2010	Estimated Useful Life
Leasehold improvements	$142,194	$67,760	*
Furniture and fixtures	388,117	55,305	3 years
Displays	32,057	32,057	5 years
Website	11,462	11,462	3 years
	573,830	166,584
Less: Accumulated depreciation and amortization	(59,426)	(28,033)
	$514,404	$138,551
* The shorter of 5 years or the life of the lease.

Note 5 Debt

At June 30, 2011 and December 31, 2010, debt consists of the following:

	June 30, 2011	December 31, 2010

Convertible debt –secured – derivative liabilities	$2,759,995	$380,000
Conventional convertible debt – secured	-	225,000
Less: debt discount	(689,408)	(331,261)
Convertible debt – net	2,070,587	273,739

Secured debt	-	187,500

Unsecured debt	25,600	78,249

Total debt	2,096,187	539,488

Less: current portion	(2,008,567)	(289,488)

Long term debt	$87,620	$250,000

F-14

MusclePharm Corporation and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2011
(unaudited)

(A) Convertible Debt – Secured – Derivative Liabilities

During the six months ended June 30, 2011, the Company issued $3,735,733 (net proceeds was $3,443,990) in convertible debt – secured – derivative liabilities. The Company issued these debt instruments with 13 different sets of conversion terms.  The Material terms of the Company’s convertible debt – secured – derivative liabilities are as follows:

		Face Amount of Debt
Interest Rate	6% - 12%
Default interest rate	15% - 22%
Maturity	April 5, 2011 to June 2, 2014
Conversion terms 1	Average 10 day trade pricing divided by 200% of outstanding principal balance	$764,600
Conversion terms 2	Lesser of: Average of the lowest 2 closing prices of the 5 days preceding conversion date or $0.025/share	$775,000
Conversion terms 3	60% of the average of the lowest 3 closing prices in the 10 days preceding conversion date	$170,000
Conversion terms 4	$0.03	$100,000
Conversion terms 5	65% of the average of the lowest 3 closing prices in the 30 days preceding conversion	$303,800
Conversion terms 6	62% of the lowest closing prices in the 7 days preceding conversion date	$40,000
Conversion terms 7	70% of the average of the lowest 3 closing prices in the 30 days preceding conversion	$600,000
Conversion terms 8	50% of the average closing prices in the 10 days preceding conversion	$85,000
Conversion terms 9	45% of the lowest 3 closing prices in the 10 days preceding conversion	$277,500
Conversion terms 10	35% of the lowest 3 closing prices in the 10 days preceding conversion	$100,000
Conversion terms 11	Lesser of: 50% of average of the lowest 3 closing prices of the 20 days preceding conversion date or $0.05/share	$33,000
Conversion terms 12	50% of lowest trade price in preceding 20 days	$45,000
Conversion terms 13	80% of lowest trade price in preceding 30 days	$441,833
		$3,735,733
	Less original issue discount	$(87,650)
	Less debt issue costs	$(204,093)
	Net proceeds	$3,585,900

F-15

MusclePharm Corporation and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2011
(unaudited)

During the six months ended June 30, 2011, the Company converted $1,077,138 in notes into 49,941,545 shares of the Company’s common stock at prices ranging from $0.016 to $0.036/per share, based upon the terms of the debt conversion.

During the six months ended June 30, 2011, $278,600 in convertible debt was reclassified to demand loans due to the maturity of the notes.  The notes are unsecured and bear no interest.

The following is a summary of the Company’s convertible debt - secured:
Convertible debt – secured – derivative liabilities – December 31, 2010	$380,000
Issuance of convertible debt	3,735,733
Conversions of convertible debt to common stock	(1,077,138)
Conversions of convertible debt to demand loans	(278,600)
Convertible debt - secured – June 30, 2011	$2,759,995

On June 29, 2011, the Company issued a convertible note and warrants.  The note has an aggregate amount of $2,651,000, of which the Company can draw down in a series of tranches.  As of June 30, 2011, the Company received $400,000 net of original discount of $41,833 under the following terms:

●	6% interest;
●	Due 48 months from drawdown date; and
●	Unsecured.

The warrants contain the following provisions:

●	one warrant to purchase common stock equal to $800,000 divided by 80% of the lowest trade price of the stock during the 30 days immediately preceding the issue date;
●	The number of warrants is variable; and
●	The warrants expire 5 years from issuance.

(B)	Conventional Convertible Debt – Secured

Terms of the Company’s conventional convertible debt are as follows:

●	Interest rate 8%;
●	All notes were due by December 31, 2010, and were converted in 2011;
●	Conversion of principal and accrued interest at rates ranging from 150% - 300%;
●	Secured by all assets of the Company; and
●	All conversion rates associated with these instruments were at or above market. There is no BCF.

F-16

MusclePharm Corporation and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2011
(unaudited)

During the six months ended June 30, 2011, the Company issued 7,226,649 shares of common stock, having a fair value of $426,970 ($0.06 - $0.10/share) to settle convertible notes payable, originating prior to December 31, 2010, having a face value of $225,000.  As a result, the Company recorded a loss on debt conversion of $137,017.

The following is a summary of the Company’s conventional convertible debt - secured:
Conventional convertible debt - secured – December 31, 2010	$225,000
Settlement of debt through issuance of common stock	(225,000)
Conventional convertible debt - secured – June 30, 2011	$-

(C)	Secured Debt

During the six months ended June 30 2011, $187,500 was converted into 7,500,000 shares of common stock, having a fair value of $437,500 ($0.058/share - $0.059/share), based upon the quoted closing trading price. The Company recorded a loss on debt settlement of $250,000.
The following is a summary of the Company’s secured debt:
Secured debt – December 31, 2010	$187,500
Settlement of debt through issuance of common stock	(187,500)
Secured debt – June 30, 2011	$-

(D)	Unsecured Debt

During the six months ended June 30, 2011, $52,649 was converted into 1,337,445 shares of common stock, having a fair value of $76,647 ($0.101/share), based upon the quoted closing trading price. The Company recorded a loss on debt settlement of $24,107.
The following is a summary of the Company’s unsecured debt:
Unsecured debt – December 31, 2010	$78,249
Settlement of debt through issuance of common stock	(52,649)
Unsecured debt – June 30, 2011	$25,600

F-17

MusclePharm Corporation and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2011
(unaudited)

(E)	Debt Issue Costs

The following is a summary of the Company’s debt issue costs:

Debt issue costs – net – December 31, 2010	$34,404
Issue costs paid during six months ended June 30, 2011	216,367
Amortization of debt issue costs – June 30, 2011	(134,233)
Debt issue costs – net – June 30, 2011	$116,538

(F) Debt Discount

During the six months ended June 30, 2011, the Company issued convertible debt with embedded derivatives and warrants. The Company recorded the derivatives and warrants at fair value and are amortizing the debt discount over the life of the debt.  Debt discount is as follows:

Debt discount balance at December 31, 2010	$331,261
Discount recorded for convertible notes issued during six months ended June 30, 2011	3,258,106
Accretion of debt discount to interest expense during the six months ended June 30, 2011	(2,899,959)
Debt discount balance at June 30, 2011	$689,408

Note 6 Derivative Liabilities

The Company identified conversion features embedded within convertible debt - secured (see Note 5(A)). The Company has determined that the features associated with the embedded conversion option should be accounted for at fair value as a derivative liability.

As a result of the application of ASC No. 815, the fair value of the conversion feature is summarized as follows:

Derivative liability balance at December 31, 2010	$622,944
Fair value at the commitment date for convertible notes issued during six months ended June 30, 2011	6,452,527
Reclassification of derivative liability to additional paid in capital	(1,284,928)
Fair value mark to market adjustment	(634,770)
Derivative liability balance at June 30, 2011	$5,155,773

F-18

MusclePharm Corporation and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2011
(unaudited)

The Company recorded the derivative liability to debt discount to the extent of the gross proceeds raised, and expensed immediately the remaining value of the derivative as it exceeded the gross proceeds of the note.  The Company recorded a derivative expense for $4,057,859 during the six months ended June 30, 2011.

The fair value at the commitment and remeasurement dates for embedded conversion features and warrants were based upon the following management assumptions:

	Commitment Date	Remeasurement Date
Expected dividends	0%	0%
Expected volatility	180%	180%
Expected term: conversion feature	0.08 – 3 years	0.04 – 2.93 years
Expected term: warrants	2.5 – 5 years	2.5 – 5 years
Risk free interest rate	0.11% - 2.76%	0.11 – 1.16%

Note 7 Stockholders’ Deficit

(A)	Common Stock

On April 18, 2011, the Company increased its authorized shares of common stock to 500,000,000.

During the six months ended June 30, 2011, the Company issued the following common stock:

Transaction Type	Quantity	Valuation	Loss on Settlement	Range of Value per Share
Conversion of debt (1)	66,005,639	$2,109,677	$411,124	$0.012–0.066
Settlement of accounts payable and accrued expenses (2)	54,746,257	$3,625,771	$2,130,949	$0.012–0.101
Services – rendered (3)	10,466,497	$510,681		$0.03–1.15
Services – prepaid stock compensation (4)	4,000,000	$251,500		$0.047–0.08
Contract settlement (5)	2,187,666	$126,885		$0.058
Shares in dispute (6)	3,500,000	$350	-	$0.0001
Total	133,906,059	$6,624,164	$2,542,073	$0.012–1.15

The fair value of all stock issuances above is based upon the quoted closing trading price on the date of issuance, except for stock issued for cash and warrants, which was based upon the cash received. Stock issued in the conversion of preferred stock was recorded at par value.

F-19

MusclePharm Corporation and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2011
(unaudited)

The following is a more detailed description of some of the Company’s stock issuances from the table above:

(1)	Conversion of Debt

The Company issued 66,005,639 shares of common stock to settle notes payable having a fair value of $2,109,677 ($0.012 - $0.066/share), based upon the quoted closing trading price.  The Company also recorded a loss on settlement of $411,124.

(2)	Settlement of Accounts Payable and Accrued Expense and Loss on Settlement

Of the total shares issued to settle accounts payable and accrued expenses, the Company issued 54,746,257 shares of common stock having a fair value of $3,625,771 ($0.016 - $0.10/share), based upon the quoted closing trading price.  The Company settled $1,494,822 in accounts payable and recorded a loss on settlement of $2,130,949.

(3)	Stock Issued for Services

During six months ended June 30, 2011, the Company issued 10,466,497 ($0.030 - $1.15/share) shares of common stock for services, having a fair value of $510,681 based upon the quoted closing trading price.

(4)	Prepaid Stock Compensation

During six months ended June 30, 2011, the Company issued 4,000,000 shares of common stock for future services, having a fair value of $251,500 ($0.047 - $0.08/share), based upon the quoted closing trading price.  The agreements terminate during the periods July 2011 - November 2012.

The following represents the allocation of prepaid stock compensation:

	Short- Term	Long- Term	Total
Prepaid stock compensation - – December 31, 2010	$893,240	$1,088,131	$1,981,371
Prepaid issuances of stock for services	150,000	101,500	251,500
Reclassification from long-term to short-term	379,232	(379,232)	-
Amortization – 2011	(1,039,926)	-	(1,039,926)
Prepaid stock compensation – June 30, 2011	$382,546	$810,399	$1,192,945

F-20

MusclePharm Corporation and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2011
(unaudited)

(5)	Contract Settlement

In connection with litigation (See Note 8(A)), the Company issued stock that has been accounted for as a settlement expense and a component of other expense.

(6)	The Company cancelled 3,500,000 shares having a par value of $350 ($0.0001). The Company is disputing the issuance of these shares due to non-performance by a consultant.

(B) Stock Options

On February 1, 2010, the Company’s board of directors and shareholders approved the 2010 Stock Incentive Plan (“2010 Plan”). The 2010 Plan allows the Company to grant incentive stock options, non-qualified stock options, restricted stock awards, restricted stock units and stock appreciation rights to key employees and directors of the Company or its subsidiaries, consultants, advisors and service providers. Any stock option granted in the form of an incentive stock option will be intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Only stock options granted to employees qualify for incentive stock option treatment. No incentive stock option shall be granted after February 1, 2020, which is 10 years from the date the 2010 Plan was initially adopted. A stock option may be exercised in whole or in installments, which may be cumulative. Shares of common stock purchased upon the exercise of a stock option must be paid for in full at the time of the exercise in cash or such other consideration determined by the compensation committee. Payment may include tendering shares of common stock or surrendering of a stock award, or a combination of methods.

The 2010 Plan will be administered by the compensation committee. The compensation committee has full and exclusive power within the limitations set forth in the 2010 Plan to make all decisions and determinations regarding the selection of participants and the granting of awards; establishing the terms and conditions relating to each award; adopting rules, regulations and guidelines; and interpreting the 2010 Plan. The Compensation Committee will determine the appropriate mix of stock options and stock awards to be granted to best achieve the objectives of the 2010 Plan. The 2010 Plan may be amended by the Board or the compensation committee, without the approval of stockholders, but no such amendments may increase the number of shares issuable under the 2010 Plan or adversely affect any outstanding awards without the consent of the holders thereof. The total number of shares that may be issued shall not exceed 5,000,000, subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions.

F-21

MusclePharm Corporation and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2011
(unaudited)

The following is a summary of the Company’s stock option activity:
	Options	Weighted Average Exercise Price		Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance – December 31, 2010 – outstanding	2,767,500		$0.50		$-
Balance – December 31, 2010 – exercisable	2,767,500		$0.50		$-
Granted		$
Exercised		$
Forfeited		$
Balance – June 30, 2011 – outstanding	2,767,500		$0.50	1.25 years	$-
Balance - June 30, 2011 – exercisable	2,767,500		$0.50	1.25 years	$-

Grant date fair value of options granted – 2011		$
Weighted average grant date fair value – 2011		$

Outstanding options held by related parties – 2011	2,000,000
Exercisable options held by related parties – 2011	2,000,000
Fair value of stock options granted to related parties – 2011	$-

(C) Stock Warrants

During the six months ended June 30, 2011, the Company issued 58,893,333 stock warrants attached to certain convertible debt (Note 5A). The Company recorded the fair value of the discount to additional paid in capital.  The Company is amortizing the discount over the life of the convertible debt.

In addition, the Company issued 200,000 5 year stock purchase warrants with exercise prices ranging from $0.08 - $0.10 per share for services rendered.  The Company recorded an expense of $16,200 as a result of the issuance.

The Company applied fair value accounting for stock warrant issuance. The fair value of each stock warrant granted is estimated on the date of issuance using the Black-Scholes option-pricing model. The Black-Scholes assumptions used at issuance are as follows:

F-22

MusclePharm Corporation and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2011
(unaudited)

Exercise price	$0.025 - $1.50
Expected dividends	0%
Expected volatility	180%
Risk fee interest rate	1.16%
Expected life of warrants	2.5 to 5 years
Expected forfeitures	0%

The following is a summary of the Company’s stock warrant activity:

	Warrants	Weighted Average Exercise Price

Outstanding – December 31, 2010	750,000	$1.50
Exercisable – December 31, 2010	750,000	$1.50
Granted	59,093,333	$0.08
Exercised	-	$-
Forfeited/Cancelled	-	$-
Outstanding – June 30, 2011	59,843,333	$0.09
Exercisable – June 30, 2011	59,843,333	$0.51

	Warrants Outstanding			Warrants Exercisable

Range of exercise price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.025- $1.50	59,843,333	2.64 years	$0.09	59,843,333	$0.09

At June 30, 2011 and December 31, 2010, the total intrinsic value of warrants outstanding and exercisable was $0 and $0, respectively.

Note 8 Commitments and Contingencies

(A)	Factoring Agreement

In April 2010, the Company entered into a factoring agreement and sold its accounts receivable.  During 2010, the Company entered into legal proceedings with the factor, as a result of the Company’s customers not remitting funds directly to the factor.

F-23

MusclePharm Corporation and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2011
(unaudited)

A settlement, of $96,783, was reached on November 10, 2010. During 2010, the Company repaid $25,000, leaving a remaining balance of $71,783 due to factor.  In January 2011, the Company paid $10,000.

On February 28, 2011, the remaining $65,930, inclusive of fees and interest, was settled with the issuance of 2,187,666 shares of common stock, having a fair value of $126,885 ($0.058/share), based upon the quoted closing trading price. The Company recorded a loss on this debt settlement of $60,955.

At June 30, 2011, the Company no longer factors its accounts receivable.

(B) Litigations, Claims and Assessments

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business.

The Company is currently aware of the following legal proceeding that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results:

On December 22, 2010, the Company became involved in a business dispute with a manufacturer, seller and distributor of their product line (the “manufacturer”) regarding their respective obligations. The parties settled their dispute in private mediation.  As a result of the settlement, the Company agreed to pay a maximum of $425,000.  The Company issued 511,509 shares in 2010 of common stock having a fair value of $100,000.  The Company settlement the balance due in 2011, by issuing 4,932,500 shares of common stock, having a fair value of $187,435($0.038/share), based upon the quoted closing settled trading price.  The Company recorded a loss on debt settlement of $88,785.

(C) Taxes

As of June 30, 2011, accounts payable and accrued expenses included a balance of approximately $320,000 pertaining to accrued payroll taxes.  The taxes represent employee withholdings that have yet to be remitted to the taxing agencies. The balance consists of the following;

Prior to the Company becoming a publicly traded company in February 2010, the Company existed as an LLC, which had accrued payroll taxes/penalties/interest of approximately $53,000.

As of the filing of this report, the Company repaid approximately $170,000.  The remaining $150,000 is expected to be repaid in the third quarter of 2011

Accrued payroll taxes – MusclePharm, Inc.	$222,000
Accrued payroll taxes/penalties/interest – MusclePharm, LLC	$53,000
Accrued penalties and interest - MusclePharm, Inc	$45,000
$320,000
Payment in July 2011	$(170,000)
Balance due	$150,000

Note 9 Subsequent Event

Conversion of Debt and Demand Loans and Accrued Interest

During the period July 1, 2011 to August 15, 2011, 10 noteholders converted common stock payable and notes totaling $471,847 into 29,383,074 shares of the Company’s common stock. The amounts previously accounted for as common stock payable reflected the fact that the Company had received conversion notices from its debt holders, but did not have sufficient authorized shares to settle these conversions.

F-24

MusclePharm Corporation and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2011
(unaudited)

Issuance of Stock for Services

On July 31, 2011, the Company issued a consultant 375,000 shares, for services rendered, having a fair value of $15,000 ($0.04/share), based upon the fair value of services rendered.

Issuance of Stock for Cash

On July 7, 2011, the Company issued 20,000,000 shares of common stock  for $500,000 ($0.025/share).

Endorsement Contract

On July 20, 2011, the Company entered into a two-year endorsement agreement with a celebrity athlete.  The athlete will evaluate and promote certain Company products as well as consent to the use his of name, photograph, appearance, likeness, reputation, voice and signature, as is customary in endorsement agreements.  In return, the athlete will receive the following compensation:

•	Cash compensation: $200,000 per year;

•	$100,000 in stock based compensation payable over the term of the contract; and

•	Additional cash and stock compensation based on the athlete achieving various milestones in profession.

F-25

MusclePharm Corporation
Financial Statements
December 31, 2010 and 2009

CONTENTS

Page(s)

Reports of Independent Registered Public Accounting Firms	F-1 – F-1A

Balance Sheets – As of December 31, 2010 (Consolidated) and 2009	F-2

Statements of Operations –
Years Ended December 31, 2010 (Consolidated) and 2009	F-3

Statement of Stockholders’ Equity (Deficit) –
Years Ended December 31, 2010 (Consolidated) and 2009	F-4

Statements of Cash Flows –
Years Ended December 31, 2010 (Consolidated) and 2009	F-5

Notes to Financial Statements -
Years Ended December 31, 2010 (Consolidated) and 2009	F-6 – F-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
MusclePharm Corporation

We have audited the accompanying consolidated balance sheet of MusclePharm Corporation and Subsidiary, as of December 31, 2010 (consolidated), and the related statements of operations, stockholders’ deficit and cash flows for the year then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of MusclePharm Corporation as of December 31, 2009, and for the period from April 22, 2008 (inception) to December 31, 2008, were audited by other auditors; whose report dated March 30, 2010 expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included considerations of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MusclePharm Corporation and Subsidiary as of December 31, 2010 (consolidated), and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had a net loss of $19,569,337 and net cash used in operations of $3,795,477 for the year ended December 31, 2010; and a working capital deficit and stockholders’ deficit of $2,809,339 and $1,744,667, respectively, at December 31, 2010. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regards to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Berman & Company, P.A.

Boca Raton, Florida
March 31, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Muscle Pharm, LLC
Englewood, Colorado

We have audited the accompanying balance sheets of Muscle Pharm, LLC as of December 31, 2009 and 2008, and the related statements of operations, members’ equity (deficit), and cash flows for the year ended December 31, 2009, and the period from April 22, 2008 (inception) to December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Muscle Pharm, LLC as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the year ended December 31, 2009, and for the period from April 22, 2008 (inception) to December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3, the Company has negative working capital and members’ deficits and has incurred net losses for the year ended December 31, 2009 and from inception (April 22, 2008) through December 31, 2008 of $1,913,473 and $392,629, respectively, which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to this matter is also discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Schumacher & Associates, Inc.
Schumacher & Associates, Inc.
Certified Public Accountants
7931 S. Broadway, #314
Littleton, CO 80122

March 30, 2010

F-1A

MusclePharm Corporation and Subsidiary
Balance Sheets

	December 31, 2010 (Consolidated)	December 31, 2009

Assets

Current Assets
Cash	$43,704	$-
Accounts receivable	426,761	111,476
Prepaid and other	935,845	76,686
Inventory	-	4,245
Deposits	-	32,116
Total Current Assets	1,406,310	224,523

Property and equipment	138,551	39,815

Prepaid and other	1,176,120	2,665

Total Assets	$2,720,981	$267,003

Liabilities and Stockholders' Deficit

Current Liabilities:
Cash overdraft	$-	$17,841
Accounts payable	2,654,989	765,536
Accrued liabilities	500,712	161,410
Deferred revenue	75,733	15,018
Due to factor	71,783	-
Due to related parties	-	27,929
Debt	289,488	459,864
Derivative liabilities	622,944	-
Total Current Liabilities	4,215,649	1,447,598

Long Term Liabilities:
Debt	250,000	-

Total Liabilities	4,465,649	1,447,598

Stockholders' Deficit
Series A, Convertible Preferred Stock, $0.001 par value; 833,000 shares authorized, none issued and outstanding	-	-
Common Stock, $0.001 par value; 195,000,000 shares authorized, 118,649,439 and 26,000,000 issued and outstanding	118,649	26,000
Additional paid-in capital	20,012,122	1,099,508
Accumulated deficit	(21,875,438)	(2,306,101)
Total Stockholders' Deficit	(1,744,667)	(1,180,594)

Total Liabilities and Stockholders' Deficit	$2,720,981	$267,003

See accompanying notes to financial statements

MusclePharm Corporation and Subsidiary
Statements of Operations

	Years Ended December 31,
	2010 (Consolidated)	2009

Sales	$4,047,295	$1,017,916

Cost of sales	2,804,274	922,971

Gross profit	1,243,021	94,945

General and administrative expenses	19,494,857	1,906,027

Loss from Operations	(18,251,836)	(1,811,082)

Other Expenses
Interest expense	(480,589)	(102,390)
Derivative expense	(93,638)	-
Change in fair value of derivative liabilities	(149,306)	-
Other expense	(160,568)	-
Loss on settlement of accounts payable	(433,400)	-
Total Other Expense	(1,317,500)	(102,390)

Net Loss	$(19,569,337)	$(1,913,472)

Net Loss Per Common Share - Basic and Dilutive	$(0.48)	$(0.07)

Weighted average number of common shares outstanding
during the period - Basic and Dilutive	41,141,549	25,914,615

See accompanying notes to financial statements

MusclePharm Corporation and Subsidiary
Statement of Stockholders' Equity (Deficit)
Years Ended December 31, 2010 (Consolidated) and 2009

	Series A, Convertible
	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)

Balance - December 31, 2008	-	$-	25,828,950	$25,829	$448,671	$(392,629)	$81,871

Issuance of common stock for cash	-	-	171,050	171	87,329	-	87,500

Capital contribution	-	-	-	-	16,508	-	16,508

Beneficial conversion feature - convertible debt	-	-	-	-	547,000	-	547,000

Net loss for the year ended December 31, 2009	-	-	-	-	-	(1,913,472)	(1,913,472)

Balance - December 31, 2009	-	-	26,000,000	26,000	1,099,508	(2,306,101)	(1,180,594)

Recapitalization and deemed issuance	83,333	83	70,838	71	(25,261)	-	(25,107)

Issuance of common stock:
Conversion of preferred stock to common stock	(83,333)	(83)	16,666,600	16,667	(16,584)	-	-
Conversion of convertible debt to common stock	-	-	7,708,906	7,709	1,025,791	-	1,033,500
Cash and warrants	-	-	4,167,767	4,168	1,524,508	-	1,528,676
Services - third parties	-	-	22,457,214	22,457	4,532,158	-	4,554,615
Services - third parties - future services	-	-	10,545,200	10,545	2,724,003	-	2,734,548
Services - officers	-	-	10,000,000	10,000	5,290,000	-	5,300,000
Services paid with previously issued stock to officers	-	-	-	-	1,039,500	-	1,039,500
Settlement of debt - third parties	-	-	4,165,571	4,166	1,186,898	-	1,191,064
Settlement of debt - related party			7,161,548	7,161	350,916		358,077
Settlement of accounts payable	-	-	9,014,286	9,014	424,386	-	433,400
Debt offering - additional interest expense	-	-	50,000	50	30,450	-	30,500
Extension of debt maturity date	-	-	130,000	130	95,370	-	95,500
Contract settlement in connection with lawsuit	-	-	511,509	511	99,489	-	100,000
Share based payments	-	-	-	-	630,990	-	630,990

Net loss for the year ended December 31, 2010	-	-	-	-	-	(19,569,337)	(19,569,337)

Balance - December 31, 2010	-	$-	118,649,439	$118,649	$20,012,122	$(21,875,438)	$(1,744,667)

See accompanying notes to financial statements

MusclePharm Corporation and Subsidiary
Statements of Cash Flows

	Years Ended December 31,
	2010 (Consolidated)	2009
Cash Flows From Operating Activities:
Net loss	$(19,569,337)	$(1,913,472)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	18,567	7,953
Bad debt	119,468	-
Stock issued for services - third parties	4,554,615	-
Stock issued for services - officers	5,300,000	-
Services paid with previously issued stock to officers	1,039,500	-
Stock issued to extend maturity date of debt	95,500	-
Stock issued as settlement in connection with lawsuit	100,000	-
Stock issued with unsecured debt offering - additional interest expense	30,500
Share based payments	630,990	-
Amortization of prepaid stock based compensation	768,637	-
Amortization of debt discount and debt issue costs	485,689	79,364
Loss on settlement of accounts payable	433,400	-
Derivative expense	93,638	-
Change in fair value of derivative liabilities	149,306	-
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(434,753)	(97,237)
Prepaid and other	(87,989)	(64,318)
Inventory	4,245	49,001
Deposits	32,116	13,700
Other current Assets	21,286	(2,665)
Accounts payable	1,889,454	712,958
Accrued liabilities	397,193	161,410
Deferred revenue	60,715	15,018
Due to factor	71,783	-
Net Cash Used In Operating Activities	(3,795,477)	(1,038,289)

Cash Flows From Investing Activities:
Purchases of property and equipment	(117,303)	(24,407)
Net Used In Investing Activities	(117,303)	(24,407)

Cash Flows From Financing Activities:
Cash overdraft	(17,841)	5,839
Due to related party	(27,929)	25,317
Proceeds from issuance of debt	2,140,608	932,500
Proceeds from issuance of debt - related party	358,077	-
Repayments on debt	-	(5,000)
Proceeds from issuance of common stock and warrants - net of recapitalization payment	1,503,569	-
Capital contribution	-	104,008
Net Cash Provided By Financing Activities	3,956,484	1,062,664

Net increase (decrease) in cash	43,704	(32)

Cash at beginning of year	-	32

Cash at end of year	$43,704	-
		-
Supplemental disclosures of cash flow information:
Cash paid for interest	$15,882	$5,806
Cash paid for taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:

Stock issued for future services - third parties	$2,734,548	$-
Debt discount recorded on convertible debt accounted for as a derivative liability	$380,000	$-
Conversion of convertible debt and accrued interest for common stock	$1,033,500	$-
Stock issued to settle debt - third parties	$1,191,064	$-
Stock issued to settle debt - related party	$358,077	$-
Stock issued to settle accounts payable	$433,400	$-
Conversion of preferred stock to common	$83	-
Original issue discount	$37,500
Beneficial conversion feature - convertible debt	$-	547,000

See accompanying notes to financial statements

MusclePharm Corporation and Subsidiary
Notes to Financial Statements
December 31, 2010 (Consolidated) and 2009

Note 1 Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

MusclePharm Corporation (the “Company”, or “MP”), was organized as a limited liability company in the State of Colorado on April 22, 2008.  On February 18, 2010, the Company executed a reverse recapitalization with Tone in Twenty, Inc. and changed its name to MP (See Note 3).

The Company markets branded sports nutrition products.

Risks and Uncertainties

The Company operates in an industry that is subject to rapid change and intense competition. The Company's operations will be subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks, including the potential risk of business failure.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future non confirming events. Accordingly, the actual results could differ significantly from estimates.

Principles of Consolidation

All inter-company accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less and money market accounts to be cash equivalents.  At December 31, 2010 and 2009, the Company had no cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits.  At December 31, 2010 and 2009, there were no balances that exceeded the federally insured limit.

MusclePharm Corporation and Subsidiary
Notes to Financial Statements
December 31, 2010 (Consolidated) and 2009

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represents trade obligations from customers that are subject to normal trade collection terms. The Company periodically evaluates the collectability of its accounts receivable and considers the need to establish an allowance for doubtful accounts based upon historical collection experience and specific customer information. Accordingly, the actual amounts could vary from the recorded allowances.

The Company does not charge interest on past due receivables. Receivables are determined to be past due based on the payment terms of the original invoices.

Accounts receivable at December 31, 2010 and 2009 was as follows:

Accounts receivable	$542,863	$112,297
Less: allowance for doubtful accounts	(116,102)	(821)
Accounts receivable – net	$426,761	$111,476

The Company recorded bad debt expense of $119,468 and $0 for the years ending December 31, 2010 and 2009, respectively.

During 2010 and 2009, the Company had the following concentrations of accounts receivable with customers:

Customer	2010	2009
A	40%	32%
B	24%	-%
C	11%	-%
D	-%	30%
E	-%	20%
F	-%	11%

Inventory

During 2009, the Company maintained finished goods inventory of $4,245, which was stated at the lower of cost or market. Costs were determined by the first-in first-out or average cost methods. The Company also had deposits on inventory of $32,116, which was delivered in 2010.

At December 31, 2010, the Company did not manufacture or physically hold any inventory.  Inventory is held and distributed by the Company’s co-manufacturers.

MusclePharm Corporation and Subsidiary
Notes to Financial Statements
December 31, 2010 (Consolidated) and 2009

Property and Equipment

Property and equipment are stated at cost and depreciated to their estimated residual value over their estimated useful lives. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are relieved from the accounts and the resulting gains or losses are included in operating income in the statements of operations. Repairs and maintenance costs are expensed as incurred. Depreciation is provided using the straight-line method for all property and equipment.

Website Development Costs

Costs incurred in the planning stage of a website are expensed, while costs incurred in the development stage are capitalized and amortized over the estimated useful life of the asset.

Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances, such as service discontinuance or technological obsolescence, indicate that the carrying amount of the long-lived asset may not be recoverable. When such events occur, the Company compares the carrying amount of the asset to the undiscounted expected future cash flows related to the asset. If the comparison indicates that an impairment is present, the amount of the impairment is calculated as the difference between the excess of the carrying amount over the fair value of the asset. If a readily determinable market price does not exist, fair value is estimated using discounted expected cash flows attributable to the asset.

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

MusclePharm Corporation and Subsidiary
Notes to Financial Statements
December 31, 2010 (Consolidated) and 2009

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•
Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The following are the major categories of liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009, using quoted prices in active markets for identical liabilities (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

		2010	2009
Derivative liabilities	Level 2	$622,944	$-

The Company's financial instruments consisted primarily of cash, accounts receivable, prepaids, accounts payable, accrued liabilities, and short term debt. The carrying amounts of the Company's financial instruments generally approximated their fair values as of December 31, 2010 and 2009, respectively, due to the short-term nature of these instruments.

Revenue Recognition

The Company records revenue when all of the following have occurred; (1) persuasive evidence of an arrangement exists, (2) product has been shipped or delivered, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Depending on individual customer agreements, sales are recognized either upon shipment of products to customers or upon delivery.  The Company records sales allowances and discounts as a direct reduction of sales.  Sales for the years ended December 31, 2010 and 2009 are as follows:

	2010	2009
Sales	$4,199,959	$1,385,117
Discounts	152,664	367,201
Sales – net	$4,047,295	$1,017,916

The Company has an informal 7-day right of return for products. However, there were nominal returns in 2010 and 2009.

MusclePharm Corporation and Subsidiary
Notes to Financial Statements
December 31, 2010 (Consolidated) and 2009

During 2010 and 2009, the Company had the following concentrations of revenues with customers:

Customer	2010	2009
A	42%	20%
B	12%	-%
C	-%	19%
D	-%	14%
E	-%	13%

Deferred Revenue

As of December 31, 2010 and 2009, the Company had received $75,733 and $15,018 from international customers in advance of shipping products.

Cost of Sales

Cost of sales represents costs directly related to the production and manufacturing of the Company’s products.

Shipping and Handling

Product sold is typically shipped directly to the customer from the manufacturer.  Any freight billed to customers is offset against shipping costs and included in cost of goods sales.

Advertising

The Company expenses advertising costs when incurred.

Advertising for the years ended December 31, 2010 and 2009 are as follows:

2010	2009
$7,084,955	$1,069,308

Income Taxes

In 2009 and through February 18, 2010, the Company was taxed as a pass-through entity (LLC) under the Internal Revenue Code and was not subject to federal and state income taxes; accordingly, no provision had been made. The financial statements reflect the LLC’s transactions without adjustment, if any, required for income tax purposes for the year ended December 31, 2009 and through February 18, 2010. In computing the expected tax benefit, the Company reflected a net loss of $19,169,454 for the period from February 18, 2010 to December 31, 2010

MusclePharm Corporation and Subsidiary
Notes to Financial Statements
December 31, 2010 (Consolidated) and 2009

From February 18, 2010 through December 31, 2010, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Beginning with the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (included in FASB ASC Subtopic 740-10, Income Taxes — Overall), as of January 1, 2009, the Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company records interest and penalties related to unrecognized tax benefits in income tax expense. There were none for the years ended December 31, 2010 and 2009.

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a "beneficial conversion feature" ("BCF") and related debt discount.

When the Company records a BCF, the relative fair value of the BCF would be recorded as a debt discount against the face amount of the respective debt instrument. The discount would be amortized to interest expense over the life of the debt.

Derivative Liabilities

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model.

MusclePharm Corporation and Subsidiary
Notes to Financial Statements
December 31, 2010 (Consolidated) and 2009

Debt Issue Costs and Debt Discount

The Company may pay debt issue costs, and record debt discounts in connection with raising funds through the issuance of convertible debt.  These costs are amortized over the life of the debt to interest expense. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Original Issue Discount

For certain convertible debt issued, the Company provides the debt holder with an original issue discount.  The original issue discount is recorded to debt discount, reducing the face amount of the note and is amortized to interest expense over the life of the debt.

Share-based payments

Generally, all forms of share-based payments, including stock option grants, warrants, restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on estimated number of awards that are ultimately expected to vest.  Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable.

Earnings per Share

Basic earnings (loss) per share is computed by dividing net income (loss) by weighted average number of shares of common stock outstanding during each period.  Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period.

Since the Company reflected a net loss in 2010 and 2009, respectively, the effect of considering any common stock equivalents, if exercisable, would have been anti-dilutive. A separate computation of diluted earnings (loss) per share is not presented.

The Company has the following common stock equivalents at December 31, 2010 and 2009:

	2010	2009
Stock options (exercise price - $0.50/share)	2,767,500	-
Warrants (exercise price - $1.50/share)	750,000	-
Convertible debt	11,197,139	571,486
Total common stock equivalents	14,714,639	571,486

In the above table, some of the outstanding convertible debt from 2010 contains ratchet provisions that would cause variability in the exercise price at the balance sheet date.  As a result, common stock equivalents could change at each reporting period.

In connection with the reverse recapitalization, all share and per share amounts have been retroactively restated.

MusclePharm Corporation and Subsidiary
Notes to Financial Statements
December 31, 2010 (Consolidated) and 2009

Reclassification

In connection with the reverse recapitalization, common stock and additional paid in capital have been changed to reflect the transaction to the earliest period presented, as well as other reclassifications to conform 2009 to the 2010 financial statement presentation. There is no impact to operations or cash flows.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board ("FASB") issued updated guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. This update requires new disclosures on significant transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy (including the reasons for these transfers) and the reasons for any transfers in or out of Level 3. This update also requires a reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. In addition to these new disclosure requirements, this update clarifies certain existing disclosure requirements. For example, this update clarifies that reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities rather than each major category of assets and liabilities. This update also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. This update will become effective for the Company with the interim and annual reporting period beginning January 1, 2010, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will become effective for the Company with the interim and annual reporting period beginning January 1, 2011. The Company will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. Other than requiring additional disclosures, adoption of this update will not have a material effect on the Company's financial statements.

In July 2010, the FASB issued ASU 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. ASU 2010-20 is to provide financial statement users with greater transparency about an entity’s allowance for credit losses and the credit quality of its financing receivables. The disclosures about activity that occurs during the reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010.  The Company does not expect the provisions of ASU 2010-20 to have a material effect on its financial position, results of operations or cash flows.

In August 2010, the FASB issued an exposure draft on lease accounting that would require entities to recognize assets and liabilities arising from lease contracts on the balance sheet. The proposed exposure draft states that lessees and lessors should apply a “right-of-use model” in accounting for all leases. Under the proposed model, lessees would recognize an asset for the right to use the leased asset, and a liability for the obligation to make rental payments over the lease term. The lease term is defined as the longest possible term that is “more likely than not” to occur. The accounting by a lessor would reflect its retained exposure to the risks or benefits of the underlying leased asset. A lessor would recognize an asset representing its right to receive lease payments based on the expected term of the lease. Comments on this exposure draft were due by December 15, 2010 and the final standard is expected to be issued in the second quarter of 2011. The Company believes that the proposed standard, as currently drafted, will have neither a material impact on its reported financial position and reported results of operations, nor a material impact on the liquidity of the Company.

MusclePharm Corporation and Subsidiary
Notes to Financial Statements
December 31, 2010 (Consolidated) and 2009

In August 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-05, Measuring Liabilities at Fair Value, or ASU 2010-05, which amends ASC 820 to provide clarification of a circumstance in which a quoted price in an active market for an identical liability is not available. A reporting entity is required to measure fair value using one or more of the following methods: 1) a valuation technique that uses a) the quoted price of the identical liability when traded as an asset or b) quoted prices for similar liabilities (or similar liabilities when traded as assets) and/or 2) a valuation technique that is consistent with the principles of ASC 820. ASU 2010-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to adjust to include inputs relating to the existence of transfer restrictions on that liability. The adoption did not have a material impact on our consolidated financial statements

In December 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-29, Business Combinations (Topic 805) – Disclosure of Supplementary Pro Forma Information for Business Combinations. This ASU requires a public entity to disclose pro forma information for business combinations that occurred in the current reporting period. The disclosures include pro forma revenue and earnings of the combined entity for the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period. If comparative financial statements are presented, the pro forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period. ASU 2010-29 affects any public entity as defined by Topic 805 that enters into business combinations that are material on an individual or aggregate basis. ASU 2010-29 is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010.  Early adoption is permitted. The Company does not expect the provisions of ASU 2010-29 to have an effect on its financial position, results of operations or cash flows.

Note 2 Going Concern

As reflected in the accompanying financial statements, the Company had a net loss of $19,569,337 and net cash used in operations of $3,795,477 for the year ended December 31, 2010; and a working capital deficit and stockholders’ deficit of $2,809,339 and $1,744,667, respectively, at December 31, 2010. These factors raise substantial doubt about the Company's ability to continue as a going concern.

The ability of the Company to continue its operations is dependent on Management's plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, sale of aged debt to third parties in exchange for free trading stock, until such time that funds provided by operations are sufficient to fund working capital requirements.  The Company may need to incur liabilities with certain related parties to sustain the Company’s existence.

MusclePharm Corporation and Subsidiary
Notes to Financial Statements
December 31, 2010 (Consolidated) and 2009

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives.  The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future.  There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

In response to these problems, management has taken the following actions:

•	seeking additional third party debt and/or equity financing,
•	continue with the implementation of the business plan,
•	generate new sales from international customers; and
•	allocate sufficient resources to continue with advertising and marketing efforts

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 Reverse Recapitalization

On February 18, 2010, the Company merged with Tone in Twenty, Inc. (“TIT”), a then public shell corporation, and MP became the surviving corporation, in a transaction treated as a reverse recapitalization. TIT did not have any operations and majority-voting control was transferred to MP.

In the recapitalization, MP acquired 26,000,000 shares of common stock from TIT in exchange for all member units in MP.  Prior to the transaction, the Company paid approximately $25,000 to a former executive of TIT to acquire 366,662 of the 437,500 shares issued and outstanding, these shares were then immediately cancelled and retired.  The remaining 70,838 shares were held by the selling stockholders as a deemed issuance in the recapitalization. After the transaction, there were 26,070,838 shares issued and outstanding.  The transaction resulted in MP acquiring 99.7% control.

The transaction also requires a recapitalization of MP. Since MP acquired a controlling voting interest, it was deemed the accounting acquirer, while TIT was deemed the legal acquirer. The historical financial statements of the Company are those of MP and of the consolidated entities from the date of recapitalization and subsequent.

Since the transaction is considered a reverse recapitalization, the presentation of pro-forma financial information was not required.

MusclePharm Corporation and Subsidiary
Notes to Financial Statements
December 31, 2010 (Consolidated) and 2009

Note 4 Property and Equipment

Property and equipment consisted of the following at December 31, 2010 and 2009:

	2010	2009	Estimated Useful Life
Leasehold improvements	$67,760	$-	*
Furniture and fixtures	55,305	5,762	3 years
Displays	32,057	32,057	5 years
Website	11,462	11,462	3 years
	166,584	49,281
Less: Accumulated depreciation and amortization	(28,033)	(9,466)
	$138,551	$39,815
* The shorter of 5 years or the life of the lease.

Note 5 Debt

At December 31, 2010 and 2009, debt consists of the following:

	2010	2009

Convertible debt	$605,000	$897,500
Less: debt discount	(331,261)	(467,636)
Convertible debt - net	273,739	429,864

Secured debt	187,500	-

Unsecured debt	78,249	30,000

Total debt	539,488	459,864

Less: current portion	(289,488)	(459,864)

Long term debt	$250,000	$-

Debt in default of $427,500 is included as a component of short-term debt. In 2011, $347,500 of this total was settled with the issuance of stock.

MusclePharm Corporation and Subsidiary
Notes to Financial Statements
December 31, 2010 (Consolidated) and 2009

(A)	Convertible Debt – Secured – Derivative Liabilities

During 2010, the Company issued convertible notes, totaling $380,000, with the following provisions:

●	Interest rate 8%,
●	Default interest rate of 22% on notes aggregating $130,000,
●	Notes are due in May, June and September 2011 (short term - $130,000), and October and December 2013 (long term - $250,000),
●
Conversion rates equal to 60% or 70% of the market price on date of conversion by applying a specified formula that utilizes the average of quoted closing prices preceding the conversion date by 10 or 30 days, and then takes either lowest price in the period or the average of the three lowest; and

●	Secured by all assets of the Company

The investor is entitled at its option to convert all or part of the principal and accrued interest into shares of the Company’s common stock at a conversion price as discussed above.  The Company classified the embedded conversion feature as a derivative liability due to management’s assessment that the Company may not have sufficient authorized number of shares of common stock required to net-share settle. See Note 6 regarding accounting for derivative liabilities.

In the first quarter of 2011, the Company issued 1,585,944 shares of common stock, having a fair value of $91,235 ($0.05 - $0.06/share) to settle convertible notes payable, originating in 2010, having a face value of $50,000.  As a result, the Company recorded a loss on debt conversion of $41,235.

During 2010, the Company amortized $48,739 to interest expense.

(B)	Conventional Convertible Debt - Secured

During 2010, the Company issued conventional convertible notes, totaling $466,000, with the following provisions:

● Interest rate 8%,
● All notes were due by December 31, 2010,
● Conversion of principal and accrued interest at rates ranging from 150% - 300%; and
● Secured by all assets of the Company
● All conversion rates associated with these instruments were at or above market. There is no BCF.

In the first quarter of 2011, the Company issued 5,257,614 shares of common stock, having a fair value of $384,407 ($0.06 - $0.10/share) to settle convertible notes payable, originating prior to December 31, 2010, having a face value of $145,000.  As a result, the Company recorded a loss on debt conversion of $239,407.

MusclePharm Corporation and Subsidiary
Notes to Financial Statements
December 31, 2010 (Consolidated) and 2009

In 2010, the Company accrued $22,770 for interest for all convertible debt.

In 2009, the Company issued $897,500 in convertible notes under the same terms as discussed above.  The Company recorded a BCF of $547,000, amortized $79,364 and reflected a balance of $429,864, which was amortized in full during 2010. The Company repaid $5,000 in 2009.

Accrued interest on the 2009 debt was $14,721.

(C)	Secured Debt

During February 2010, the Company issued original issue discount notes having a face value of $187,500 for gross proceeds of $150,000. The issuance costs of $37,500 was recorded to interest expense and charged to additional paid in capital. These notes were non-interest bearing, secured by the Company’s accounts receivable and due in May 2010.  At December 31, 2010, these notes were in default.

These debt holders were also entitled to one share of common stock for every three dollars of principal invested.  The Company issued 50,000 shares of common stock, as additional interest expense, having a fair value of $30,500 ($0.61/share), based upon the quoted closing trading price.

In the first quarter of 2011, $187,500 was converted into 7,500,000 shares of common stock, having a fair value of $450,000 ($0.06/share), based upon the quoted closing trading price. The Company recorded a loss on debt settlement of $262,500. As of March 31, 2011, the balance of secured debt is $0.

(D)	Unsecured Debt

During 2010, the Company executed loans, for $1,144,608, with the following provisions:

●	Interest rate at 0%, 8%, or 10%,
●	Notes are due on demand, or; March 2010, December 2010 and September 2011

At December 31, 2010, $15,000 was in default. However, in 2011, the Company issued 478,897 shares of common stock, having a fair value of $47,889 ($0.10/share), based upon the quoted closing trading price. The Company recorded a loss on debt settlement of $29,389. As of March 31, 2011, the balance of unsecured debt is $15,000.

In 2010, the Company accrued $2,400 for interest.

In 2009, the Company executed loans for $30,000.  The loans bore interest at 10% and was unsecured. At December 31, 2010, this debt was in default.

MusclePharm Corporation and Subsidiary
Notes to Financial Statements
December 31, 2010 (Consolidated) and 2009

(E)	Debt Issue Costs

During the year ended 2010 and 2009, the Company paid debt issue costs totaling $42,000 and $0, respectively.

The following is a summary of the Company’s debt issue costs:

Debt issue costs paid – 2010	$42,000
Amortization of debt issue costs – 2010	(7,596)
Debt issue costs – net – 2010	$34,404

During 2010, the Company amortized $7,596.

(F)	Debt Discount

During the year ended 2010 and 2009, the Company recorded debt discounts totaling $380,000 and $547,000, respectively.

The debt discount recorded in 2010 pertains to convertible debt that contains embedded conversion options that are required to bifurcated and reported at fair value (See Note 9).

In 2009, all debt discounts were associated with conventional convertible debt that contains a BCF.

Note 6 Derivative Liabilities

The Company identified conversion features embedded within convertible debt ($380,000) issued in 2010 (see Note 5(B)). The Company has determined that the features associated with the embedded conversion option should be accounted for at fair value as a derivative liability.

As a result of the application of ASC No. 815, the fair value of the conversion feature is summarized as follow:

Derivative liability balance at December 31, 2009	$-
Fair value at the commitment date for convertible notes issued	473,638
Fair value mark to market adjustment	149,306
Derivative liability balance at December 31, 2010	$622,944

The Company recorded the derivative liability to debt discount to the extent of the gross proceeds raised, and expensed immediately the remaining value of the derivative as it exceeded the gross proceeds of the note.  The Company recorded a derivative expense for $93,638 for 2010.

MusclePharm Corporation and Subsidiary
Notes to Financial Statements
December 31, 2010 (Consolidated) and 2009

The fair value at the commitment and remeasurement dates were based upon the following management assumptions:

	Commitment Date	Remeasurement Date
Expected dividends	0%	0%
Expected volatility	150%	150%
Expected term: conversion feature	0.75 – 3 years	0.37 – 2.92 years
Risk free interest rate	0.18% - 2.76%	0.19%

Note 7 Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due.  Deferred taxes relate to differences between the basis of assets and liabilities for financial and income tax reporting will be either taxable or deductible when the assets or liabilities are recovered or settled.  The difference between the basis of assets and liabilities for financial and income tax reporting are not material, therefore, the provision for income taxes from operations consist of income taxes currently payable.

At December 31, 2010, the Company has a net operating loss carry-forward of approximately $5,400,000 available to offset future taxable income expiring through 2030. Utilization of future net operating losses may be limited due to potential ownership changes under Section 382 of the Internal Revenue Code.

The valuation allowance at December 31, 2009 was $0. The net change in valuation allowance during the year ended December 31, 2010 was an increase of approximately $2,500,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of December 31, 2010.

The effects of temporary differences that gave rise to significant portions of deferred tax assets at December 31, 2010 and 2009 are as follows:
	December 31, 2010	December 31, 2009

Net operating loss carry forward	$1,986,000		$-
Amortization of debt discount and debt issue costs	465,000		-
Bad debt	44,000		-
Valuation allowance	(2,495,000)		-
Net deferred tax asset	$-	$

MusclePharm Corporation and Subsidiary
Notes to Financial Statements
December 31, 2010 (Consolidated) and 2009

There was no income tax expense for the year ended December 31, 2010 due to the Company’s net losses.

The Company’s tax expense differs from the “expected” tax expense for the years ended December 31, 2010, (computed by applying the Federal Corporate tax rate of 34% to loss before taxes and 4.6% for State Corporate taxes (Colorado), the blended rate used was 37.01%), as follows:

	December 31, 2010	December 31, 2009
Current federal tax benefit	$(6,216,000)	$-
Current state tax benefit	(888,000)	-
Derivative expense	35,000	-
Change in fair value of derivative liability	55,000	-
Loss on settlement of accounts payable	161,000	-
Non-deductible stock compensation	4,354,000	-
Non-deductible meals and entertainment	4,000	-

Change in valuation allowance	2,495,000	-
Income tax benefit	$-	$-

Note 8 Contingencies

(A)	Operating Lease

In August 2010, the Company leased office space under a non-cancelable operating lease, expiring in December 2015.

Future minimum annual rental payments are as follows:

Year Ended December 31,

2011	$81,193
2012	87,560
2013	93,448
2014	99,576
2015	105,704

Total minimum lease payments	$467,481

Rent expense for the years ended December 31, 2010 and 2009 was $138,357 and $22,260, respectively.

(B)	Factoring Agreement

In April 2010, the Company entered into a factoring agreement (the "agreement") and sold its accounts receivable.  During 2010, the Company entered into legal proceedings with the factor, as a result of the Company’s customers not remitting funds directly to the factor.

MusclePharm Corporation and Subsidiary
Notes to Financial Statements
December 31, 2010 (Consolidated) and 2009

A settlement, of $96,783, was reached. During 2010, the Company repaid $25,000, leaving a remaining balance of $71,783 due to factor.  In January 2011, the Company paid $10,000.

At December 31, 2010, the Company no longer factors its accounts receivable.

On February 28, 2011, the remaining $65,930, inclusive of fees and interest, was settled with the issuance of 2,187,666 shares of common stock, having a fair value of $131,206 ($0.06/share), based upon the quoted closing trading price. The Company recorded a loss on debt settlement of $65,330.

(C) Litigations, Claims and Assessments

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business.

The Company is not currently aware of any legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results:

Note 9 Stockholders’ Deficit

(A)	Series A, Convertible Preferred Stock

These shares were non-voting, and had no rights to dividends or liquidation value. However, this class of stock is convertible into 200 shares of common stock for each share held.

During 2010, the holders of the preferred stock converted all shares into 16,666,600 shares at par value.

MusclePharm Corporation and Subsidiary
Notes to Financial Statements
December 31, 2010 (Consolidated) and 2009

(B)	Common Stock

In 2010, the Company issued the following common stock:

Transaction Type	Quantity	Valuation	Range of Value per Share
Reverse recapitalization	26,070,838	$-	-
Conversion of preferred stock	16,666,600	$16,667	$0.001
Conversion of convertible debt	7,708,906	$1,033,500	$0.05–0.67
Settlement of accounts payable (1)	9,014,286	$433,400	$0.05–0.42
Settlement of notes payable (2)	4,165,571	$1,191,064	$0.05–0.55
Settlement of notes payable - officer	7,161,548	$358,077	$0.05
Cash and warrants – net of payment in recapitalization of ($25,107)	4,167,767	$1,503,569	$0.27-0.50
Services – rendered	22,457,214	$4,554,615	$0.05–1.16
Services – rendered – officers (bonus)	10,000,000	$5,300,000	$0.53
Services – prepaid stock compensation (5)	10,545,200	$2,734,548	$0.06–1.16
Contract settlement (3)	511,509	$100,000	$0.20
Extension of debt maturity date (4)	130,000	$95,500	$0.61–1.15
Secured debt offering	50,000	$30,500	$0.61
Total	118,649,439	$17,376,547	$0.001–1.16

The fair value of all stock issuances above is based upon the quoted closing trading price on the date of issuance, except for stock issued for cash and warrants, which was based upon the cash received. Stock issued in the conversion of preferred stock was recorded at par value.

The following is a more detailed description of some of the Company’s stock issuances from the table above:

(1)	Settlement of Accounts Payable and Loss on Settlement

Of the total shares issued to settle accounts payable, the Company issued 8,928,571 shares of common stock having a fair value of $400,000 ($0.045/share), based upon the quoted closing trading price.  The Company settled $375,000 in accounts payable, paid a fee of $25,000, and recorded a loss on settlement of $112,500.

The Company also paid cash to settle accounts payable of $84,715 and recorded a gain on settlement, as a result, the Company has recorded a total net loss on settlement of accounts payable of $27,785.

(2)	Settlement of Notes payable

In connection with the stock issued to settle notes payable, the Company issued 1,965,571 shares of common stock having a fair value of $1,081,064 ($0.55/share), based upon the quoted closing trading price.  The Company settled $678,325 in notes payable and recorded a loss on settlement of $402,739.

MusclePharm Corporation and Subsidiary
Notes to Financial Statements
December 31, 2010 (Consolidated) and 2009

(3)	Contract Settlement

In connection with litigation (See Note 8), the Company issued stock that has been accounted for as a settlement expense and a component of other expense.

(4)	Extension of Debt Maturity

The Company issued stock to extend the maturity date of certain notes and recorded additional interest expense.

(5) Prepaid Stock Compensation

During 2010, the Company issued 10,545,200 shares of commons stock for future services, having a fair value of $2,734,548, based upon the quoted closing trading price.  The agreements commenced during the periods March – December 2010 and terminate during the periods     March 2011 - November 2012.

The following represents the allocation of prepaid stock compensation at December 31, 2010:

Prepaid expense that will be amortized in 2011	$893,240
Prepaid expense that will be amortized in 2012	1,088,131
$1,981,371

Prepaid stock compensation is include as a component of prepaid and other current and long term assets.

During the year ended December 31, 2010, the Company amortized $768,637 to general and administrative expenses, of the total, $572,238 was for advertising, $137,322 was for professional fees and $59,077 was for research and development.

(C) Stock Options

On February 1, 2010, the Company's board of directors and shareholders approved the 2010 Stock Incentive Plan ("2010 Plan"). The 2010 Plan allows the Company to grant incentive stock options, non-qualified stock options, restricted stock awards, restricted stock units and stock appreciation rights to key employees and directors of the Company or its subsidiaries, consultants, advisors and service providers. Any stock option granted in the form of an incentive stock option will be intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Only stock options granted to employees qualify for incentive stock option treatment. No incentive stock option shall be granted after February 1, 2020, which is 10 years from the date the 2010 Plan was initially adopted. A stock option may be exercised in whole or in installments, which may be cumulative. Shares of common stock purchased upon the exercise of a stock option must be paid for in full at the time of the exercise in cash or such other consideration determined by the compensation committee. Payment may include tendering shares of common stock or surrendering of a stock award, or a combination of methods.

MusclePharm Corporation and Subsidiary
Notes to Financial Statements
December 31, 2010 (Consolidated) and 2009

The 2010 Plan will be administered by the compensation committee. The compensation committee has full and exclusive power within the limitations set forth in the 2010 Plan to make all decisions and determinations regarding the selection of participants and the granting of awards; establishing the terms and conditions relating to each award; adopting rules, regulations and guidelines; and interpreting the 2010 Plan. The Compensation Committee will determine the appropriate mix of stock options and stock awards to be granted to best achieve the objectives of the Plan. The 2010 Plan may be amended by the Board or the compensation committee, without the approval of stockholders, but no such amendments may increase the number of shares issuable under the 2010 Plan or adversely affect any outstanding awards without the consent of the holders thereof. The total number of shares that may be issued shall not exceed 5,000,000, subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions.

On April 2, 2010, the Company's board of directors authorized the issuance of 2,767,500 stock options, having a fair value of $630,990, which was expensed immediately since all stock options vested immediately.  These options expire on April 2, 2015.

The Company applied fair value accounting for all share based payment awards. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes assumptions used in the year ended December 31, 2010 is as follows:

Exercise price	$0.50
Expected dividends	0%
Expected volatility	74.8%
Risk fee interest rate	1.4%
Expected life of option	2.5 years
Expected forfeitures	0%

MusclePharm Corporation and Subsidiary
Notes to Financial Statements
December 31, 2010 (Consolidated) and 2009

The following is a summary of the Company’s stock option activity:
	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance – December 31, 2009	-
Granted	2,767,500	$0.50
Exercised	(-)	$0.50
Forfeited	(-)	$-
Balance – December 31, 2010 – outstanding	2,767,500	$0.50	1.75 years	$-
Balance – December 31, 2010 – exercisable	2,767,500	$0.50	1.75 years	$-

Grant date fair value of options granted – 2010		$630,990
Weighted average grant date fair value – 2010		$0.50

Outstanding options held by related parties – 2010	2,000,000
Exercisable options held by related parties – 2010	2,000,000
Fair value of stock options granted to related parties - 2010	$456,000

(D) Stock Warrants

During 2010, the Company issued cash with warrants (See Note 12(B)) above.  The Company issued 750,000 five-year warrants, with an exercise price of $1.50/share.

The following is a summary of the Company’s stock warrant activity:

	Number of Warrants	Weighted Average Exercise Price
Balance as December 31, 2009	-	$-
Granted	750,000	$1.50
Exercised	-	$-
Forfeited	-	$-
Balance as December 31, 2010	750,000	$1.50

MusclePharm Corporation and Subsidiary
Notes to Financial Statements
December 31, 2010 (Consolidated) and 2009

(E) 2009 Equity Transactions

During 2009, a member forgave $16,508 of prior cash advances.

During 2009, the Company issued member units for $87,500.

All transactions in 2009 were charged to members’ equity, and have been presented in the financial statements as a component of additional paid in capital totaling $104,008.

Note 10 Due to Related Parties

In 2009, the Company's officers used personal credit cards for business related expenses of $27,929.  The amounts were repaid in 2010.  The Company no longer uses officer credit cards.

Note 11 Subsequent Events

During the period January 1, 2011 – March 31, 2011, the Company had the following debt transactions:

(A) Convertible Debt – Secured – Derivative Liabilities

The Company issued convertible notes totaling $1,103,592.  These notes had the following provisions:

●	Interest rate 8%,
●	Notes are due between 9 days and 1 year from issuance,
●	Conversion rates equal to a variable percentage by applying a specified formula that utilizes the average of quoted closing prices; and
●	Unsecured

The investor is entitled at its option to convert all or part of the principal and accrued interest into shares of the Company’s common stock at a conversion price as discussed above.  The Company classified the embedded conversion feature as a derivative liability due to management’s assessment that the Company may not have sufficient authorized number of shares of common stock required to net-share settle. The Company will compute the fair value of these instruments using a black-scholes option pricing model.

4,528,885 shares of common stock were issued in connection with the conversion of approximately $179,000.  The Company recorded a loss on debt conversion of approximately $179,000.

The Company paid debt issue costs of approximately $43,000.

The Company also issued 3,000,000, 3.5 year warrants with an exercise price of $0.025/share, expiring August 28, 2014

(B) Stock Issued to Settle Accounts Payable

In the first quarter of 2011, the Company issued 19,177,850 shares of common stock, having a fair value of $1,782,147 ($0.06 - $0.12/share), based upon the quoted closing trading price, to settle accounts payable with a face value of $673,561.  As a result, the Company recorded a loss on settlement of accounts payable of $1,108,586.

MusclePharm Corporation and Subsidiary
Notes to Financial Statements
December 31, 2010 (Consolidated) and 2009

(C) Stock Issued for Services

In the first quarter of 2011, the Company issued 200,000 shares of common stock for services rendered, having a fair value of $14,000 ($0.07/share), based upon the quoted closing trading price.

(D) Prepaid Stock Compensation

In the first quarter of 2011, the Company issued 2,500,000 shares of common stock for future services, having a fair value of $150,000, based upon the quoted closing trading price.  The agreement commenced February 2011 and terminates August 2011.

MUSCLEPHARM CORPORATION

40,000,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Date of This Prospectus is October 11, 2011